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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.     )

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EnPro Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EnPro Industries, Inc. 2016 Annual Meeting

Engineered for Performance

Proxy Statement and

Notice of 2016 Annual Meeting

of Shareholders

Annual Meeting of Shareholders

The 2016 Annual Meeting of Shareholders of

EnPro Industries, Inc. will be held at:

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

on

Wednesday, May 4, 2016 at 11:30 a.m.

Proxy voting options

Your vote is important!

Whether or not you expect to attend our shareholder’s meeting, we urge you to vote your shares. You may vote by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. Your prompt vote will ensure the presence of a quorum at the meeting and will save us the expense and extra work of additional solicitation. If you vote now and later decide to change your vote or to vote your shares at the meeting, you may do so by following instructions found elsewhere in this proxy statement. Your vote by proxy is revocable at your option any time prior to the meeting.

The fastest and most convenient way to vote your shares is by the Internet or telephone, using the instructions on this page. Internet and telephone votes are immediately confirmed and tabulated, and reduce postage and proxy tabulation costs.

If you prefer to vote by mail, please return the enclosed proxy card or voting instruction form in the addressed, prepaid envelope we have provided. Do not return the paper ballot if you vote via the Internet or by telephone.

Vote by Internet

www.proxyvote.com

Internet voting is available 24 hours a day, 7 days a week.

Instructions:

1.	Read our Proxy Statement.

2.	Go to the following website: www.proxyvote.com

3.	Have your proxy card or voting instruction form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. Our annual report, Proxy Statement, and other correspondence will be delivered to you via e-mail if you elect this option.

Vote by telephone

1-800-690-6903 via touch tone phone

Telephonic voting is available toll-free 24 hours a day, 7 days a week.

Instructions:

1.	Read our Proxy Statement.

2.	Call toll-free 1-800-690-6903.

3.	Have your proxy card or voting instruction form in hand and follow the instructions.

i

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Letter from our President and Chief Executive Officer

Dear Shareholder:

On behalf of the board of directors and management of EnPro Industries, Inc., I invite you to our annual meeting of shareholders. It will be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Wednesday, May 4, 2016 at 11:30 a.m.

This year, our shareholders will be asked to:

•	Elect as directors the nine nominees whose qualifications and experience are described in our proxy statement.

•	Approve on an advisory basis the compensation paid to our named executive officers as disclosed in our proxy statement.

•	Approve the amendment and restatement of our 2002 Equity Compensation Plan as described in our proxy statement.

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

•	Consider any other business that properly comes before the meeting or any adjournment of the meeting.

The business of the meeting, including each of the four proposals you are being asked to vote on, is described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement which follows.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please vote promptly. You may submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Stephen E. Macadam

President and Chief Executive Officer

March 31, 2016

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Notice of 2016 Annual Meeting of Shareholders

Date:	May 4, 2016

Time:	11:30 a.m. Eastern Time

Place:	5605 Carnegie Boulevard, Suite 500 Charlotte, North Carolina 28209

Record date:	March 17, 2016. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting:	Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional proxy solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting. Your proxy is revocable at your option.

Items of business:	•	To elect nine directors from the nominees described in the accompanying proxy statement

•	To adopt a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the accompanying proxy statement

•	To approve the amendment and restatement of our 2002 Equity Compensation Plan as described in the accompanying proxy statement.

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016

•	To transact other business that may properly come before the annual meeting or any adjournment of the meeting

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2016: The proxy statement and 2015 annual report to shareholders are available at: http://www.enproindustries.com/shareholder-meeting.

By Order of the Board of Directors,

Robert S. McLean

Secretary

March 31, 2016

EnPro Industries, Inc. 2016 Annual Meeting

Proxy statement summary

This summary highlights information contained elsewhere in our proxy statement. Because the summary does not contain all of the information you should consider, you should read the entire proxy statement carefully before voting.

Annual meeting of shareholders

Time, Place and Voting Matters

Date:	May 4, 2016

Time:	11:30 a.m. Eastern Time

Place:	5605 Carnegie Boulevard, Suite 500 Charlotte, North Carolina 28209

Record date:	March 17, 2016

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting agenda

•	Election of nine directors

•	Advisory vote to approve executive compensation

•	Approval of the amendment and restatement of our 2002 Equity Compensation Plan as described in this proxy statement

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016

•	Transact other business that may properly come before the meeting

Voting recommendations

Proposal	Board vote recommendation

Election of directors (see page 12)	“For” each director nominee

Advisory vote to approve executive compensation (see page 53)	“For”

Approval of the amendment and restatement of our 2002 Equity Compensation Plan as described in this proxy statement (see page 55)	“For”

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 (see page 60)	“For”

Our director nominees

See “Proposal 1 — Election of directors” (page 12) and “Corporate governance policies and practices” (page 19) for more information.

The board of directors recommends that you vote “For” each nominee listed in the table below, which provides summary information about each director. A full description of each director’s skills and qualifications begins on page 2. Each director is elected annually.

Name	Age	Director since	Occupation	Inde- pendent	Other public boards	Committee memberships
						AC	CC	NC	EC

Stephen E. Macadam	55	2008	President and CEO, EnPro	No	—	—	—	—	C

Thomas M. Botts	61	2012	Retired Executive VP, Global Manufacturing, Shell Downstream Inc.	Yes	1	M	C	M	M

Felix M. Brueck	60	2014	Director Emeritus, McKinsey & Company, Inc.	Yes	—	M	M	M	—

B. Bernard Burns, Jr.	67	2011	Managing Director, McGuire Woods Capital Group	Yes	—	M	M	M	—

Diane C. Creel	67	2009	Retired Chairman, CEO and President, Ecovation, Inc.	Yes	2	M	M	M	—

Gordon D. Harnett*	73	2002	Former Chairman and CEO, Materion Corporation	Yes	1	M	M	C	M

David L. Hauser	64	2007	Former Chairman and CEO, FairPoint Communications	Yes	1	C,F	M	M	M

John Humphrey	50	2015	Executive Vice President and Chief Financial Officer of Roper Technologies, Inc.	Yes	—	M	M	M	—

Kees van der Graaf	66	2012	Former member of the board and executive committee, Unilever NV and Unilever PLC	Yes	2	M	M	M	—

AC	— Audit and Risk Management Committee

CC	— Compensation and Human Resources Committee

NC	— Nominating and Corporate Governance Committee

EC	— Executive Committee
*	— Chairman of the Board of Directors

C	— Chair

M	— Member

F	— Financial expert

Our nominees’ experience and qualifications

Our board of directors and its Nominating and Corporate Governance Committee believe broad and diverse experience and varying lengths of tenure are critical elements of a highly functioning board. The board’s experience enables it to make sound decisions that support shareholder value, while the varying tenures of its members provide a balance of institutional knowledge and fresh perspectives. The following charts reflect the experience and qualifications of our directors.

Director Experience and Qualifications

Experiences/Qualifications	Botts	Brueck	Burns	Creel	Harnett	Hauser	Humphrey	Macadam	Van derGraaf

Finance/Accounting				✓	✓	✓	✓	✓

Government/Regulatory	✓		✓		✓	✓

Legal/Corporate Governance			✓	✓	✓		✓	✓

Human Resources/Compensation	✓	✓	✓	✓	✓			✓	✓

International Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓

M&A/Business Development		✓	✓	✓	✓	✓	✓	✓	✓

Manufacturing/Operations	✓	✓	✓		✓		✓	✓	✓

Sales/Marketing		✓		✓	✓				✓

Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓

Technical Innovation/Product Development		✓		✓					✓

Corporate governance matters

Our board of directors and management firmly embrace good and accountable corporate governance. We believe an attentive board, held to the highest standards of corporate governance, is a tangible advantage for our shareholders and for our businesses. Our board makes substantial efforts to meet such standards.

•	We elect all directors annually to one year terms. Annual elections allow shareholders to review each director’s skills and experience and approve his or her nomination at each annual meeting.

•	Our directors must be elected by majority vote. Any nominee in an uncontested election who receives more “withhold” votes than votes “for” must promptly offer his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and recommend either accepting it or rejecting it to the board, which will act within 90 days after the shareholders’ meeting. The resigning director will not participate in these discussions.

•	The chairman of our Board of Directors is Independent. The position of Chairman of the Board of Directors at EnPro Industries is a non-executive position. An independent director has held this position since the inception of our company in 2002.

•	Our CEO is the only EnPro employee on our board. Our Chief Executive Officer is normally the only employee who serves as a director. No employee except the Chief Executive Officer has ever been a member of our board.

•	Our independent directors meet regularly in executive session. Our non-management directors meet regularly without members of management present. These sessions are presided over by the Chairman of the Board of Directors.

•	Our directors are required to own our company’s stock. Our directors are required to own shares in our company equal in value to five times the annual cash retainer they receive. New directors have five years from the time they join the board to accumulate these shares. All current directors who have served on the board for at least five years meet this requirement.

•	Board refreshment balances experience with fresh insights. We seek to balance directors who know and understand our company with those who bring fresh perspectives to governance and management. The median tenure of our independent directors is 4.3 years.

•	The board and each committee perform comprehensive annual evaluations. Evaluations allow our directors to assess their effectiveness at both the committee and the board level and include an individual director assessment component to permit each director to evaluate the contributions of each of other directors.

Executive compensation

For more information, see “Compensation discussion and analysis,”(page 26) “Executive compensation” (page 40) and “Proposal 2 — Advisory vote approving executive compensation” (page 53).

Our board of directors recommends that you vote “For” our advisory proposal on executive compensation. The non-binding, advisory vote gives our shareholders the opportunity to approve the compensation paid to individuals identified as named executive officers in this proxy statement.

Our compensation practices

Our programs are designed to reward success

Our compensation programs enable us to align the interests of our executive officers with the interests of our shareholders and to reward our executives for superior performance. This practice allows us to attract and retain talented and highly motivated executive officers who are capable of driving our success and building value for our shareholders.

Our executive officers’ compensation:

•	Is based primarily on financial performance. As an executive officer’s level of responsibility increases, a higher percentage of the officer’s total compensation opportunity is based on our financial performance;

•	Is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests;

•	Vests over several years. Vesting a meaningful portion of our executives’ total compensation over a period of years aligns their interests with the long-term interests of our shareholders and is a useful tool in retaining talented employees;

•	Is linked to execution of our corporate strategies. Linking a significant portion of our key executives’ total pay to the successful execution of our strategies provides an incentive to achieve our objectives for increasing shareholder value;

•	Allows our executives the opportunity to earn competitive total pay; and

•	Encourages sound decisions that lead to long-term success and avoid unnecessary or excessive risk.

We routinely engage with our shareholders and have addressed their concerns about our compensation programs

Through the course of each year, we have dialogues with numerous shareholders, including regular conversations with many of our largest shareholders. We cover a wide-range of topics in these discussions, including executive compensation. In these conversations, our shareholders generally support our pay practices and strategic direction. We take their views into account as we seek to align our policies and practices with their interests.

We employ best practices in executive compensation

•	We balance short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.

•	We align the interests of our executive officers with the interests of our shareholders. We require our officers to own and retain meaningful amounts of stock and with increasing ownership amounts as levels of responsibility increase.

•	Our Compensation and Human Resources Committee relies on an independent executive compensation consultant to evaluate our compensation plans. The consultant reports directly to the committee and provides no other services to our company.

•	No employee receives special perquisites.

•	Our policies prohibit executives from hedging ownership of EnPro stock and limit executives in pledging EnPro stock.

•	Our clawback policy entitles us to recover performance-based compensation from any executive officer whose fraud or willful misconduct requires a material restatement of our financial results.

Compensation analysis

Our compensation program ties pay to the achievement of both annual and long-term goals for the performance of our company. We set these goals each year and tie both annual and three-year incentive awards to achieving them. We make little or no payment for poor performance against our goals, but our executives can earn significant payment relative to their salary levels for superior performance against them.

In 2015, we were challenged by economic headwinds in many of our markets and the impact of the increasingly strong U.S. dollar, which limited our ability to deliver overall improved operating results. In addition, due to the persistent weakness in the market for maintenance of reciprocating compressors used in gas gathering, processing and transmission applications, particularly in Western Canada, and the expectation that market conditions in these areas would not rebound soon, in 2015 we booked a non-cash impairment charge of $47.0 million (before taxes) for goodwill and intangible assets associated with our Compressor Products International (CPI) division. As a consequence, our operating income after adjustment, including for the goodwill and intangible asset impairment charge, was 9.2% lower in 2015 compared to 2014.

Our 2015 financial performance is reflected in the reduced annual incentive compensation reported for our Chief Executive Officer for 2015. The annual incentive compensation for our Chief Executive Officer as included in the summary compensation table on page 40 of this proxy statement was 16.6% lower for 2015 compared to 2014.

Our Chief Executive Officer’s total non-equity incentive compensation increased in 2015 compared to 2014 as a result of amounts earned under long-term incentive awards. His long-term incentive plan compensation increased from 2014 to 2015 as a result of the inclusion on a pro forma basis of our de-consolidated Garlock Sealing Technologies LLC (“GST”) subsidiary in the calculation of relevant results for 2015 due to significant positive developments in 2015 in GST’s asbestos claims resolution process. We believe these significant positive developments led to the recently announced consensual settlement to permanently resolve asbestos claims against GST, as well as our Coltec Industries Inc subsidiary. We believe that this settlement, which is subject to approval by claimants and applicable court approval, will, when consummated, provide certainty and finality in the resolution of these asbestos claims, along with the formal reconsolidation of GST’s financial results with ours. GST was not included in the calculation of relevant results for 2012, the initial measurement year for these awards. The successful resolution of GST’s asbestos claims has been a key objective for increasing shareholder value. The effect of these developments in GST’s asbestos claims resolution process on outstanding long-term incentive compensation awards is limited only to the long-term incentive awards maturing in 2015, as subsequent awards reflect the pro forma inclusion of GST in results for both the initial measurement year and the final measurement year.

Approval of amendment and restatement of 2002 Equity Compensation Plan

See “Proposal 3 — Approval of an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan” (page 55) for more information.

We ask that our shareholders approve the amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan (the “Equity Plan”). Awards under the Equity Plan may be made to any salaried, full-time employee of EnPro or any of our majority-owned subsidiaries or, in certain circumstances, to our outside directors. The amendment and restatement of the Equity Plan would increase the number of shares of our common stock issuable in connection with awards under the Equity Plan by 925,000 shares. By increasing the number of shares authorized to be available for delivery under the Equity Plan by 925,000 shares, we would have an aggregate of 968,720 shares available for future awards, which would represent approximately 4.3 percent of our fully diluted shares. In addition, the amendment and restatement would extend the term under which awards may be made under the Equity Plan from February 10, 2019 to February 24, 2026.

Auditors

See “Proposal 4 — Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2016” and “Independent registered public accounting firm” (page 60) for more information.

We ask our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016. The information below summarizes PricewaterhouseCoopers’ fees for services provided in years 2015 and 2014.

Year ended December 31	2015	2014
Audit fees	$1,901,600	$1,876,900
Audit-related fees	10,600	13,000
Tax fees	18,375	20,000
All other fees	2,000	2,000

Total	$1,932,575	$1,911,900

General information

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our 2016 annual meeting of shareholders. The meeting will be held on Wednesday, May 4, 2016, at 11:30 a.m. at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina. You may use the enclosed proxy card to vote your shares whether or not you attend the meeting. Please vote by following the instructions on the card.

Because your vote is very important, we encourage you cast it promptly by telephone or over the Internet, or by dating, signing and returning your proxy card in the enclosed envelope. Submitting your proxy in any of these manners means your shares of our common stock will be voted as you specify by the individuals named on the proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2015 annual report, including financial statements, with this proxy statement to all shareholders who hold shares directly in their own names. We will begin mailing materials to these registered shareholders on or around March 31, 2016. If you are a beneficial owner whose shares are held in street name in account at a bank, securities broker or other nominee, you should receive the annual report, proxy statement and a proxy card directly from the nominee.

Any shareholder may request additional copies of these materials from our shareholder relations department, which can be reached via email at investor@enproindustries.com or by calling 704-731-1522

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the following proposals:

•	Election of nine directors;

•	Adoption of an advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement;

•	Approval of the amendment and restatement of the Equity Plan as described in this proxy statement; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Our board of directors has submitted these proposals. We are not aware of any other business to be addressed at the meeting; however, other business may be addressed if it properly comes before the meeting.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, March 17, 2016. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 21,777,936 shares of EnPro common stock were outstanding and eligible to vote. The amount does not include 195,499 shares held by an EnPro subsidiary.

Who can attend the meeting?

Anyone who owns shares as of the record date may attend. This includes all registered shareholders (or their duly appointed representatives) and beneficial owners presenting satisfactory evidence of ownership as of the record date. Our invited guests may also attend the meeting.

How do I vote?

Registered shares: Registered shareholders have four voting options:

•	over the Internet at the internet address shown on the enclosed proxy card;

•	by telephone through the number shown on the enclosed proxy card;

•	by completing, signing, dating and returning the enclosed proxy card by mail; or

•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by submitting your proxy. If you choose to vote your shares at the meeting, please bring proof of stock ownership and proof of your identity for entrance to the meeting.

Beneficial shares: If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of your identity, for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

How do I vote my 401(k) shares?

If you hold EnPro shares in the company’s 401(k) plan, the plan’s trustee will vote your shares according to the instructions you provide when you complete and submit the proxy instructions you receive from the plan manager.

If you hold EnPro shares in both an EnPro 401(k) plan and in a registered account outside the plan, and if your plan information matches the information we have on your registered account, you will receive one proxy card representing all shares you own.

If you hold your shares outside the plan in street name, or if your registered account information is different from your plan account information, you will receive separate proxies, one for shares you hold in the plan and one for shares you hold outside the plan.

What can I do if I change my mind after I vote my shares?

Even if you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting.

Registered shareholders: Registered holders may change their votes in one of two ways:

•	by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•	by delivering a later dated proxy card to our Secretary, either prior to or at the meeting; or by voting your shares in person at the meeting. In order to vote your shares at the meeting, you must specifically revoke a previously submitted proxy.

Beneficial shareholders: If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy.

Is there a minimum quorum necessary to hold the meeting?

A quorum is established when the majority of EnPro shares entitled to vote are present at the meeting in person or by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of establishing a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum.

How will my vote be counted?

If you return your proxy card with specific voting instructions or submit your proxy by telephone or the Internet, your EnPro shares will be voted as you have instructed.

If you are a registered shareholder and submit a proxy by mail, telephone or the Internet without specific voting instructions, your shares will be voted according to our board of directors’ recommendations. If you do not submit valid proxy instructions or vote in person at the meeting, your shares will not be voted.

If you are a beneficial shareholder and do not give your bank, broker or other nominee instructions for voting your shares, your shares will be considered to be “uninstructed.” Your nominee generally has the authority to vote “uninstructed” shares at its discretion only on matters that are “routine” under the rules of the New York Stock Exchange (NYSE). For our 2016 meeting, only the ratification of our independent accounting firm (Proposal 4) is considered routine by the NYSE. The election of directors and matters related to executive compensation are not considered routine. Without your instruction, your shares will not be voted in these matters (Proposals 1, 2 and 3).

What vote is required to approve each item?

Proposal 1: Election of directors. Directors are elected by a plurality of the votes cast in person or by proxy at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the nine directors to be elected at the meeting. Un-voted shares will have no impact on the election of directors. Unless a proxy includes proper instructions to “Withhold” a vote for any or all nominees, the proxy will be voted “For” each of the nominees.

In an uncontested election, any nominee who receives more “Withhold” votes than votes “For” must promptly offer his or her resignation. The Nominating and Corporate Governance Committee will review the resignation and recommend a course of action to the board. The full board, excluding the resigning director, will act within 90 days after the shareholders meeting to accept or reject the resignation. The board’s decision and an explanation of the process used to reach it will be disclosed publicly on Form 8-K.

Proposal 2: Advisory vote to approve executive compensation. The advisory resolution to approve the compensation paid to our named executive officers will be approved if more votes are cast “For” the resolution than are cast “Against” it. Although this advisory vote is not binding under applicable law, our board will review the results and take them, and the views expressed by our shareholders, into account in determining our executive compensation practices.

Proposal 3: Approval of the amendment and restatement of the Equity Plan. The amendment and restatement of the Equity Plan will be approved if a majority of the votes cast on the proposal are cast “For” approval.

Proposal 4: Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016. The ratification of the appointment of our independent accounting firm will be approved if more votes are cast “For” the proposal than are cast “Against” it.

Other business. Any other business that properly comes before the meeting, or any adjournment of the meeting, will be approved if more votes are cast “For” the proposal that “Against” the proposal.

How do broker non-votes and abstentions count for voting purposes?

“Broker non-votes” arise when beneficial shareholders do not give their banks, brokers or other nominees instructions for voting their shares and the banks, brokers or other nominees do not have authority to vote the shares on a matter because the matter is not routine. Abstentions and broker non-votes will count for determining whether a quorum is present for the meeting. Because directors are elected by a plurality of the votes cast, broker non-votes and abstentions will not count in determining the outcome of the election of directors. Because the applicable rules of the NYSE require approval of the proposed amendment and restatement of the Equity Plan by a majority of the votes cast on the proposal, abstentions, which will be considered to be votes “cast,” will have the effect of a vote “Against” approval, and broker non-votes, which are not considered to be votes “cast,” will not count in determining the outcome. For the advisory vote on executive compensation, the ratification of the appointment of our independent accounting firm and with respect to any other business as may properly come before the meeting or any adjournment of the meeting, only votes “For” or “Against” the proposal count —accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on those proposals.

Is there a list of shareholders entitled to vote at the annual meeting?

You may examine a list of the shareholders entitled to vote at the meeting. The list will be available at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from March 31, 2016 through the end of the meeting.

What are the board’s recommendations?

Your board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement;

•	“FOR” the approval of the amendment and restatement of the Equity Plan as described in this proxy statement; and

•	“FOR” ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

If you return a valid proxy card or respond to our proxy by telephone or Internet and do not include instructions on how you want to vote, your shares will be voted in accordance with the board’s recommendations.

How can I find out the results of the vote?

We will publish final voting results in a report on Form 8-K to be filed with the Securities and Exchange Commission (SEC) within four business days after the meeting. We will also post the voting results on our website, www.enproindustries.com.

What is “householding” and how does it affect me?

When two or more shareholders are in the same household and receive mail at the same address, SEC rules allow us to deliver only one proxy statement and annual report to that address, reducing our cost for preparing and delivering proxy materials. If you fall in this category and would like separate mailings of our proxy statement and annual report, you may request them at no cost to you by contacting us at investor@enproindustries.com or by calling 704-731-1522. Registered shareholders who would like separate mailings in the future (or who would like to consolidate future mailings) may request them using the contact information above. Investors whose shares are held in street name by a bank, broker or other nominee should request separate mailings (or consolidation of mailings) from the nominee.

Can I access these proxy materials on the Internet?

This proxy statement and our 2015 annual report to shareholders, which includes our 2015 annual report on Form 10-K, are available at http://www.enproindustries.com/shareholder-meeting.

Registered shareholders can choose to receive these documents over the Internet in the future by accessing www.proxyvote.com and following the instructions provided on that website. Choosing to receive your materials over the Internet gives you full access to all materials and saves us printing and mailing expenses. If you make this choice, you will receive an e-mail prior to next year’s meeting notifying you that our proxy materials and annual report are available for on-line review. The e-mail will also include instructions for electronic voting. Should you desire to end electronic delivery and again receive paper copies of the materials, please notify us by letter at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Shareholder Relations.

Beneficial owners should request instructions for receiving future proxy statements and annual reports over the Internet from their bank, broker or other nominee.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Although our officers, directors and employees may personally solicit proxies, they will not receive any additional compensation for doing so. We may also solicit proxies by issuing press releases, posting information on our website, www.enproindustries.com, and placing advertisements in periodicals or on websites. D.F. King & Co. is assisting us in the solicitation of proxies and provides us with advice and support related to solicitation. We do not expect the total costs to us for D.F. King’s services to exceed $20,000.

In addition, if banks, brokers and other nominees representing beneficial owners of shares make the request, we will reimburse them for their expenses in forwarding voting materials and obtaining voting instructions from beneficial owners of our shares.

Who will count the votes?

Broadridge Financial Solutions will act as the master tabulator and count the votes.

Beneficial ownership of our common stock; transactions

Beneficial owners of 5% or more of our common stock

The following table sets forth information about the individuals and entities who held more than five percent of our common stock as of March 1, 2016. This information is based solely on SEC filings made by the individuals and entities by that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc. et al.(2)	2,141,928	9.8%
55 East 52nd Street
New York, New York 10055

The Vanguard Group, Inc.(3)	1,680,411	7.7%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Greywolf Capital Management LP et al.(4)	1,608,234	7.4%
4 Manhattanville Road, Suite 201
Purchase, New York 10577

Silver Point Capital, L.P. et al.(5)	1,505,000	6.9%
Two Greenwich Plaza
Greenwich, Connecticut 06830

Hotchkis and Wiley Capital Management, LLC(6)	1,440,220	6.6%
725 S. Figueroa Street, 39th Floor
Los Angeles, California 90017

Sterling Capital Management LLC(7)	1,396,287	6.4%
4350 Congress Street, Suite 1000
Charlotte, North Carolina 28209

(1)	Applicable percentage ownership is based on 21,795,319 shares of our common stock outstanding at March 1, 2016, other than shares held by our subsidiaries.

(2)	This information is based on a Schedule 13G amendment dated January 22, 2016 filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 31, 2015. BlackRock, Inc. reports sole voting power over 2,089,525 shares and sole dispositive power over 2,141,928 shares. The Schedule 13G amendment was filed by Blackrock, Inc. as a parent holding company with respect to the following subsidiaries: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; and BlackRock Investment Management, LLC. The Schedule 13G amendment indicates that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(3)	This information is based on a Schedule 13G amendment dated February 10, 2016 filed with the SEC by The Vanguard Group, Inc. reporting beneficial ownership as of December 31, 2015. The Vanguard Group, Inc. reports sole voting power with respect to 40,798 shares, shared voting power with respect to 2,000 shares, sole dispositive power with respect to 1,638,613 shares and shared dispositive power with respect to 41,798 shares. The Vanguard Group, Inc. also reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 39,798 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,000 shares as a result of its serving as investment manager of Australian investment offerings.

(4)	This information is based on a Schedule 13G amendment filed with the SEC on February 16, 2016 by Greywolf Capital Management LP, Greywolf Event Driven Master Fund, Greywolf GP LLC and Jonathan Savitz reporting beneficial ownership as of December 31, 2015. The address listed in the table above is for each of the foregoing other than Greywolf Event Driven Master Fund which reports the address of its principal office as 89 Nexus Way, Camana Bay, Grand Cayman KY19007. The Schedule 13G amendment reports that each of Greywolf Capital Management LP, Greywolf Event Driven Master Fund, Greywolf GP LLC and Jonathan Savitz had shared voting and shared dispositive power over 1,608,234 shares. The Schedule 13G amendment also reports that: the 1,608,234 shares reported as being beneficially owned are held directly by Greywolf Event Driven Master Fund; Greywolf Capital Management LP, as investment manager of Greywolf Event Driven Master Fund, may be deemed to be a beneficial owner of all such shares; Greywolf GP LLC, as general partner of the Greywolf Capital Management LP, may be deemed to be a beneficial owner of all such shares; Mr. Savitz, as the sole managing member of the Greywolf GP LLC, may be deemed to be a beneficial owner of all such shares; and each of Greywolf Capital Management LP, Greywolf GP LLC and Mr. Savitz disclaimed beneficial ownership of any such shares.

(5)

This information is based on a Schedule 13G dated February 16, 2016 filed with the SEC by Silver Point Capital, L.P., Edward A. Mulé and Robert J. O’Shea reporting beneficial ownership as of December 31, 2015 with respect to the ownership of shares by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. Silver Point Capital, L.P. reports sole voting power with respect to 1,505,000 shares and sole dispositive power with respect to 1,505,00 shares and Mr. Mulé and Mr. O’Shea each report shared voting power with respect to 1,505,000 shares and shared dispositive power with respect to 1,505,00 shares. The Schedule 13G reports that: Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. and by virtue of such status may be deemed to be the beneficial owner of the securities held by such funds; Silver Point Capital Management, LLC is the general partner of Silver Point Capital, L.P. and as a result may be deemed to be the beneficial owner of the securities held by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd.; and each of Mr. Mulé and Mr. O’Shea is a member of Silver Point Capital Management, LLC and has voting and investment power with respect to the securities held by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. and may be deemed to be a beneficial owner of the securities held by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd.

(6)	This information is based on a Schedule 13G dated February 11, 2016 filed with the SEC by Hotchkis and Wiley Capital Management, LLC (“HWCM”) reporting beneficial ownership as of December 31, 2015. HWCM reports sole voting power with respect to 1,205,520 shares and sole dispositive power with respect to 1,440,220 shares. HWCM also reports that: such shares are owned of record by clients of HWCM; those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares; no such client is known to have such right or power with respect to more than five percent of the outstanding shares of our common stock; and it disclaims beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

(7)	This information is based on a Schedule 13G amendment dated January 29, 2016 filed with the SEC by Sterling Capital Management LLC reporting beneficial ownership as of December 31, 2015. Sterling Capital Management LLC reports sole voting power over 1,396,287 shares and sole dispositive power over 1,396,287 shares. The Schedule 13G filed by Sterling Capital Management LLC states that it is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares and that, to its knowledge, none of these clients beneficially owned more than 5% of the outstanding shares of our common stock.

Director and executive officer ownership of our common stock

The following table sets forth information as of March 1, 2016 about the shares of our common stock beneficially owned by our directors and the executive officers listed in the summary compensation table included in this proxy statement, as well as the shares of our common stock that our current directors and executive officers own as a group. It also includes information regarding the number of phantom shares payable in cash and deferred stock units held by our directors payable in shares. These phantom shares and deferred stock units are not included in the number of shares beneficially owned, but reflect the economic interests of our directors in our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Shares(1)	Directors’ Phantom Shares(2)	Directors’ Stock Units(3)	Percent of Class(4)
Stephen E. Macadam	323,344	—	—	1.5%
Thomas M. Botts	7,347	—	2,627	*
Felix Brueck	4,717	—	2,557	*
B. Bernard Burns, Jr.	14,076	—	—	*
Diane C. Creel	14,411	—	—	*
Gordon D. Harnett	20,066	15,687	6,583	*
David L. Hauser	17,174	4,119	7,591	*
John Humphrey	2,030	—	—	*
Kees van der Graaf	7,715	—	—	*
J. Milton Childress II	26,792	—	—	*
Kenneth D. Walker	26,065	—	—	*
Marvin A. Riley	6,955	—	—	*
Jon A. Cox	38,240	—	—	*
Former Executive Officer
Alexander W. Pease(5)	9,684	—	—	*
23 directors and executive officers as a group	580,663	19,796	19,358	2.6%

*	Less than 1%

(1)	These numbers include the following shares that the individuals may acquire within 60 days after March 1, 2016 pursuant to outstanding phantom share awards payable in shares immediately upon termination of service as a director: Mr. Botts, 7,347 shares; Mr. Brueck, 4,717 shares; Mr. Burns, 8,451 shares; Ms. Creel, 13,411 shares; Mr. Harnett, 18,006 shares; Mr. Hauser, 16,374 shares; Mr. Humphrey, 2,030 shares; Mr. van der Graaf, 7,715 shares; and all directors and executive officers as a group, 78,051 shares. These numbers include the following shares that the individuals may acquire within 60 days after March 1, 2016 through the exercise of stock options: Mr. Macadam, 111,872 option shares and the same number of option shares for all directors and executive officers as a group. The numbers also include 1,080 shares held in our Retirement Savings Plan for Salaried Employees allocated to Mr. Childress, 337 shares allocated to Mr. Walker, 1,247 shares allocated to Mr. Cox and 5,946 shares in the aggregate allocated to members of all directors and executive officers as a group. The numbers also include 5,000 restricted shares held by Mr. Walker and 11,300 restricted shares held by all directors and executive officers as a group. The numbers also include 10,402 shares held in an IRA by Mr. Macadam and 12,407 shares in the aggregate held in IRA accounts by all directors and executive officers as a group. All other ownership is direct, except that the amount reported as held by Mr. Pease and by all directors and executive officers as a group includes 50 shares held indirectly, which shares are owned by family members. The amounts reported do not include restricted stock units as follows: Mr. Macadam, 56,796 restricted stock units; Mr. Childress, 9,212 restricted stock units; Mr. Walker, 12,548 restricted stock units; Mr. Riley, 12,222 restricted stock units; Mr. Cox, 8,062 restricted stock units; and all directors and executive officers as a group, 164,252 restricted stock units. The amounts reported include the following number of shares pledged as security: 100,000 shares by Mr. Macadam and the same number of shares by all directors and executive officers as a group. Such shares are pledged by Mr. Macadam to secure a managed trading program with respect to a broad securities index that does not include any EnPro securities. This pledge transaction was approved in advance in accordance with our policy regarding the pledging of EnPro shares by executive officers, which requires that an executive not pledge shares up to his or her minimum shareholding requirement.

(2)	These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan. When they leave the board, these directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan. See “Corporate Governance Policies and Practices — Director Compensation.” Because the phantom shares are payable in cash, these directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares and are therefore not deemed to beneficially own shares underlying these awards, though the directors’ economic interests with respect to these awards are equivalent to the economic interests of stock ownership.

(3)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices — Director Compensation.” Because the stock units are not actual shares of our common stock and the directors may not receive the underlying shares within 60 days after March 1, 2016, the directors do not currently beneficially own the underlying shares, though the directors’ investment with respect to these units are equivalent to the economic interests of stock ownership.

(4)	These percentages do not include the directors’ phantom shares or stock units described in Notes 1 and 2. Applicable percentage ownership is based on 21,795,319 shares of our common stock outstanding at March 1, 2016, other than shares held by our subsidiaries.

(5)	Information with respect to Mr. Pease is as of May 31, 2015, the date of his resignation as an employee.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2015 any report required by Section 16(a), other than the late filing of a Form 4 for Eric A. Vaillancourt, President of the Garlock Division, to report his acquisition of six phantom shares on December 14, 2015 pursuant to the dividend equivalent provision of our management stock purchase deferral plan, which plan is described in “Executive compensation — Non-qualified deferred compensation.” The failure to timely file this Form 4 report was the result of an administrative oversight.

Proposal 1 — Election of directors (Item 1 on the proxy card)

At our annual meeting, shareholders are asked to elect nine directors who will hold office until our 2017 annual meeting or until their respective successors are elected and qualified. The board of directors has nominated the nine persons named on the following pages. All of the nominees are incumbent directors whose terms would otherwise expire upon the election of directors at the meeting.

Of the nine nominees, eight were elected as directors at the 2015 annual meeting. The ninth nominee, John Humphrey, joined the board of directors in November 2015. The addition of Mr. Humphrey continues the refreshment of our board of directors. We seek to balance directors who know and understand our company with those who bring fresh perspectives to governance and management. The median tenure of our independent directors is 4.3 years.

In selecting new members to the board, we have sought individuals with skills and experiences to complement those of the other directors. Mr. Humphrey brings to the board a depth of knowledge of capital markets, an understanding of the challenges of managing a complex, diversified industrial manufacturing company, and a record of success in a culture that is data driven and disciplined.

The selection of Mr. Humphrey was the result of a deliberative process undertaken by the Nominating and Corporate Governance Committee of our board of directors. This committee is composed entirely of independent directors. The Nominating and Corporate Governance Committee engaged Russell Reynolds & Associates, an independent executive and director search firm, to assist it in identifying and recruiting suitable candidates. In addition to numerous other candidates, Mr. Humphrey was suggested to the Nominating and Corporate Governance Committee by Russell Reynolds & Associates. He was selected from a final set of candidates following separate interviews with each member of the board of directors. To permit Mr. Humphrey to begin contributing to the board as soon as possible following his selection, in November 2015 the board of directors increased the size of the board from eight to nine and elected Mr. Humphrey to fill the vacancy resulting from this increase.

All nominees have indicated that they are willing to serve as directors if elected. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of a person designated by the board of directors to replace the nominee. Under our bylaws no person less than 18 years of age is eligible to be elected as a director.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees for director named on the following pages.

Nominees for election

Stephen E. Macadam

Chief Executive Officer and President

Age 55

Director since 2008

Experience:

Mr. Macadam has served as our Chief Executive Officer and President since April 2008. Previously, he was Chief Executive Officer of BlueLinx Holdings Inc. Before joining BlueLinx in October 2005, Mr. Macadam had been the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001.

He served previously with Georgia-Pacific Corp. where he was Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation.

He received a B.S. in mechanical engineering from the University of Kentucky, an M.S. in finance from Boston College and an M.B.A. from Harvard University, where he was a Baker Scholar.

Mr. Macadam’s employment agreement provides that during the term of his employment with EnPro he will be included in the slate nominated by the board of directors for election as a member of the board.

Public company directorships in the last five years:

•	Axiall Corporation

Qualifications:

•	Eight years as EnPro’s senior executive.

•	Active involvement in and deep understanding of our company’s operations and markets.

•	Specific knowledge of our businesses, our people, our challenges and our prospects for continued growth.

Thomas M. Botts

Age 61

Director since 2012

Experience:

Mr. Botts retired from Royal Dutch Shell on December 31, 2012 as executive vice president, global manufacturing, Shell Downstream Inc. He was responsible for Shell’s global manufacturing business, including all refineries and chemical complexes.

He joined Shell in 1977 as a production engineer and served in a number of corporate and operating roles including executive vice president for exploration and production (E&P) in Europe, leading Shell’s largest E&P unit. He held those responsibilities from 2003 to 2009.

He has been a member of the board of directors of the National Association of Manufacturers, a member of the American Petroleum Institute Downstream Committee, and a member of the council of overseers for the Jones Graduate School of Business at Rice University.

He currently is a non-Executive Director for John Wood Group PLC, an international energy services company based in the United Kingdom, a member of the board of directors of the University of Wyoming Foundation, Chairman of the Governor’s Tier 1 Task Force at the University of Wyoming, a member of the Energy Resources Council, University of Wyoming, and a member of the Society of Petroleum Engineers.

Mr. Botts received a B.S. in Civil Engineering from the University of Wyoming.

Current public company directorships:

•	John Wood Group PLC

Qualifications:

•	Thirty-five years of global business experience in oil and gas exploration and production and refining and petrochemical manufacturing.

•	Extensive experience in our oil, gas and petrochemical markets.

•	Successful leadership in business transformation in large scale, multi-country organizations.

Felix M. Brueck

Age 60

Director since 2014

Experience:

Mr. Brueck is a Director Emeritus of McKinsey & Company, Inc., a global consulting firm. He was a Director at McKinsey prior to his retirement in 2012. During his almost 30-year career with McKinsey, Mr. Brueck specialized in counseling clients in operational and organizational transformations of entire companies, major functions or business units in technologically complex industries. He was based in offices in Munich, Tokyo and Cleveland.

While at McKinsey, Mr. Brueck led the Firm’s Manufacturing Practice in the Americas and its Organizational Effectiveness Practice in the Americas. He was a founder of McKinsey’s Performance Transformation Practice.

Prior to joining McKinsey, Mr. Brueck worked as an engineer for Robert Bosch GmbH.

Mr. Brueck received a Dipl. Ing. (the equivalent of a Master’s Degree in Mechanical Engineering) from RWTH Aachen University in Germany and a Master’s Degree in International Management from Thunderbird School of Global Management.

Qualifications:

•	Expertise and insights developed over 30 years into operational and organizational strategies and structures across a broad range of the industries in which EnPro operates.

•	Skill and experience in leadership development and optimizing productivity.

•	Experience as an advisor to companies around the world regarding global markets, business environments and practices.

B. Bernard Burns, Jr.

Age 67

Director since 2011

Experience:

Mr. Burns’ career has focused on corporate law, industrial manufacturing, mergers and acquisitions, and service on the boards of companies engaged in a variety of businesses.

Mr. Burns currently serves as the Managing Director of McGuireWoods Capital Group, a merger and acquisition advisory business, which he co-founded in 2001. He is also counsel to the law firm McGuireWoods LLP, and was a partner of that firm from 2001 to 2011, and of a predecessor firm from 1979 to 1989. Prior to 2001, Mr. Burns served in various executive capacities with United Dominion Industries Limited, a diversified industrial manufacturer. At United Dominion, he was Senior Vice President and General Counsel from 1993 to 1996, and president of several of its operating segments and divisions from 1996 to 2001.

Mr. Burns earned a B.A. from Furman University and a J.D. from the Duke University School of Law and completed the Advanced Management Program at Duke University’s Fuqua School of Business.

Qualifications:

•	Deep experience in legal, corporate governance and operating issues.

•	Extensive experience in mergers and acquisitions, including assessment of the valuation and performance of potential acquisitions.

•	Long tenure as a senior manager in diverse roles at a large diversified manufacturer.

•	Considerable board of director experience at a number of private companies engaged in a broad spectrum of manufacturing and distribution businesses, including service as interim CEO and member of compensation, audit and executive committees.

Diane C. Creel

Age 67

Director since 2009

Experience:

Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation, Inc., a waste-to-energy systems company, from May 2003 until her retirement in September 2008. Before joining Ecovation, Ms. Creel was Chief Executive Officer and President of Earth Tech, Inc., an international consulting engineering firm, a position she held from January 1991 to May 2003. She joined Earth Tech as Vice President in 1984 and served there as Chief Operating Officer from 1987 to 1991.

Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scott from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners from 1971 to 1976.

Ms. Creel has a B.A. and M.A. from the University of South Carolina.

Current public company directorships:

•	Allegheny Technologies Incorporated (lead director)

•	TimkenSteel Corporation

Public company directorships in the last five years:

•	Goodrich Corporation

•	Timken Corporation

•	URS Corporation

Qualifications:

•	Extensive senior management experience, including 15 years as a CEO.

•	Experience in and knowledge of mergers and acquisitions, environmental matters, corporate governance, strategic planning, finance, and executive compensation and benefits.

Gordon D. Harnett

Age 73

Director since 2002

Experience:

Mr. Harnett has been the Non-executive Chairman of the Board of EnPro since 2010. He was Chairman and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a provider of metal-related products and engineered material systems, prior to his retirement in May 2006. He joined Materion Corporation in 1991 from B.F. Goodrich Company, where he served from 1988 to 1991 as a Senior Vice President. From 1977 to 1988, he held a series of senior executive positions with Tremco Inc., a wholly-owned subsidiary of Goodrich, including President and Chief Executive Officer from 1982 to 1988.

Mr. Harnett received a B.S. from Miami University and an M.B.A. from Harvard University.

Current public company directorships:

•	Acuity Brands, Inc.

Public company directorships in the last five years:

•	The Lubrizol Corporation

•	PolyOne Corporation

Qualifications:

•	Deep knowledge of the manufacturing industry and of EnPro Industries.

•	Leadership experience as chairman and chief executive officer of a multinational corporation.

•	Broad understanding of international operations.

•	Experience and expertise in capital allocation and corporate governance as a result of his service, including as lead director, on other companies’ boards of directors.

David L. Hauser

Age 64

Director since 2007

Experience:

Mr. Hauser was affiliated with FairPoint Communications, Inc., a communications services company, from July 2009 until March 2011. He joined FairPoint as Chairman of the Board and Chief Executive Officer and served as a consultant to the company from August 2010 until March 2011. In October 2009, FairPoint Communications and all of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. The Nominating and Corporate Governance Committee has evaluated this event with respect to Mr. Hauser’s nomination for reelection to the board of directors. Considering the well-publicized challenges facing FairPoint Communications at the time Mr. Hauser joined the company, his awareness of those challenges and his commitment to FairPoint Communications in the face of those challenges, the committee and the full board support his nomination for re-election to the board in 2016.

Prior to joining FairPoint, Mr. Hauser had a 35-year career with Duke Energy Corporation, one of the largest electric power companies in the United States. He was Group Executive and Chief Financial Officer of Duke Energy from April 2006 until June 30, 2009, and was Chief Financial Officer and Group Vice President from February 2004 to April 2006. He was named acting Chief Financial Officer in November 2003. He was Senior Vice President and Treasurer from June 1998 to November 2003. During his first 20 years with Duke Energy, Mr. Hauser served in various accounting positions, including controller.

Mr. Hauser is a member of the board of trustees of the University of North Carolina at Charlotte and a past member of the board of trustees of Furman University. He has retired as a member of the North Carolina Association of Certified Public Accountants.

Mr. Hauser received a B.A. from Furman University and an M.B.A. from the University of North Carolina at Charlotte.

Current public company directorships:

•	OGE Energy Corp.

Qualifications:

•	Training and experience in various accounting and financial reporting roles.

•	Service as the chief financial officer of a major corporation provides valuable insight into accounting, financial controls and financial reporting.

•	Understanding of public company strategic and corporate planning, including capital allocation.

John Humphrey

Age 50

Director since 2015

Experience

Mr. John Humphrey has served, since 2011, as Executive Vice President and Chief Financial Officer of Roper Technologies, Inc., a Fortune 1000 company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. From 2006 to 2011, he served as Vice President and Chief Financial Officer of Roper. Prior to joining Roper, Mr. Humphrey served as Vice President and Chief Financial Officer of Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor AlliedSignal. Mr. Humphrey’s earlier career included 6 years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions.

Mr. Humphrey received a B.S. in Industrial Engineering from Purdue University and an M.B.A. in Finance from the University of Michigan.

Qualifications:

•	Service as the chief financial officer of a Fortune 1000 corporation provides insight into accounting and financial issues currently affecting public corporations.

•	Current experience with international markets, business environments and practices.

•	Experience and expertise in capital allocation and strategic planning, including mergers and acquisitions and other business development activities.

•	Experience in management of several manufacturing companies provides insight into manufacturing and operational issues.

Kees van der Graaf

Age 65

Director since 2012

Experience

Mr. van der Graaf is owner and chairman of FSHD Unlimited, a biotechnology company he founded in October 2014. Mr. van der Graaf was an Executive-in-Residence at IMD International, an international business school based in Lausanne, Switzerland between 2008 and 2011 and was Co-director of the IMD Global Center in 2011.

Prior to joining IMD, Mr. van der Graaf enjoyed a 32-year career with Unilever NV and Unilever PLC which operate the Unilever Group, a multinational supplier of fast-moving consumer goods. At Unilever, Mr. van der Graaf served as President of Ice Cream and Frozen Foods —Europe from 2001 to 2004 and as a member of the Board and Executive Committee of Unilever NV and Unilever PLC from 2004 to 2008. During that period, he had responsibilities for the Global Foods division and later for the European Business group.

Until February 2015, Mr. van der Graaf served as a member of the board of directors of Ben & Jerry’s, a wholly-owned subsidiary of Unilever, which is charged with preserving and expanding Ben & Jerry’s social mission, brand integrity and product quality.

He is also a member of the supervisory boards of several privately held European-based companies and served as chairman of the supervisory board of the University of Twente in The Netherlands.

Mr. van der Graaf received a degree in mechanical engineering and an M.B.A. from the University of Twente.

Current public company directorships:

•	Carlsberg A/S

•	GrandVision N.V. (Chairman)

Public company directorships in the last five years:

•	OCI N.V

Qualifications:

•	Extensive experience as an executive manager in global public corporations.

•	Geographic knowledge and management experience in European markets, business environments and practices.

Board leadership structure

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed about our business through discussions with the Chairman and our officers, by reviewing materials provided to them, and by participating in board and committee meetings. In addition, non-management directors meet periodically in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors, Mr. Harnett.

We believe that the positions of Chairman of the Board of Directors and Chief Executive Officer should be held by separate individuals, and they have been since the inception of our company. The role of Chairman is a non-

executive position filled by Mr. Harnett, an independent director. Mr. Macadam, our Chief Executive Officer and the principal executive officer of our company, is the only member of our board who is employed by the company. This structure continues to be appropriate for our company given the individuals serving in those positions, particularly Mr. Harnett. He is a former chief executive officer of a publicly held diversified industrial manufacturer and the lead independent director of another public company. This experience and his knowledge of and familiarity with our company and its businesses through his service on our board of directors from our inception as a public company in 2002 give him a unique ability to serve as a sounding board for our Chief Executive Officer.

Committee structure

Our board of directors has four committees:

•	an Executive Committee,

•	an Audit and Risk Management Committee,

•	a Compensation and Human Resources Committee, and

•	a Nominating and Corporate Governance Committee.

To maximize the efficiency of our board, all of our independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices — Director Independence.”

Each board committee operates under a written charter approved by the board. Copies of these charters are available on our website at www.enproindustries.com. Click on “For Investors” and then “Corporate Governance” and then “Committees” and look under “Committee Charters.” Copies of the charters are also available in print to any shareholder who requests them.

Executive Committee. The committee is chaired by Mr. Macadam and includes Mr. Harnett. It did not meet in 2015. Its primary function is to exercise the powers of the board as and when directed by the board or when the board is not in session, excluding powers which may not be delegated to a committee of directors under North Carolina law.

Audit and Risk Management Committee. The Audit and Risk Management Committee assists the board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our management of areas of significant risk (including insurance, pension, asbestos, cybersecurity, environmental and litigation) and the qualifications, independence and performance of our internal auditors and independent registered public accounting firm. This committee has the sole authority to appoint or replace our independent registered public accounting firm and to approve all related fees. It met four times in 2015. Mr. Hauser is the chairman.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee assists the board and management in overseeing the appropriateness and cost of our compensation and benefit programs, particularly for executives. The committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our Chief Executive Officer, and oversees succession planning. Responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans is delegated to a benefits committee consisting of members of management. However, the Compensation Committee has expressly retained the authority to approve amendments to benefit plans (except those resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once a year. The committee met five times in 2015. Mr. Botts is the chairman.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed under “Corporate Governance Policies and Practices.” The committee met four times in 2015. Mr. Harnett is the chairman.

Risk oversight

As described above, the Audit and Risk Management Committee assists the board in monitoring our compliance with legal and regulatory requirements and the way we manage areas of significant risk. The company’s internal audit group periodically analyzes risks to our company and reports the results of its analysis to the Audit and Risk Management Committee. The head of the internal audit group reports directly to the Audit and Risk Management Committee and customarily attends meetings of that committee. Our General Counsel also customarily attends the committee’s meetings.

Meetings and attendance

The board met six times in 2015. All directors attended at least 75% of the meetings of the full board and of the board committees on which they serve.

All directors are encouraged by policy to attend our annual meeting of shareholders and all of our directors who were then in office attended our 2015 annual meeting.

Corporate governance policies and practices

Our board of directors and management firmly embrace good and accountable corporate governance. We believe an attentive board operating under the highest standards of corporate governance is a tangible competitive advantage. Our board has undertaken substantial efforts to meet those standards.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the NYSE and the SEC. Among other things, these guidelines specify that:

•	normally the Chief Executive Officer should be the only employee who serves as a director;

•	a substantial majority of the members of the board should be independent;

•	the board should hold regularly scheduled executive sessions without management present;

•	board members should attend our annual shareholders’ meeting; and

•	the board should annually evaluate its performance and contributions, and those of its committees.

Our Corporate Governance Guidelines also:

•	require any nominee for director in an uncontested election to tender a resignation if a greater number of votes are “withheld” from his or her election than are voted “for” the nominee; and

•	prohibit directors from using EnPro stock in hedging or monetization transactions, including through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments.

Our Code of Business Conduct (the “Code”) applies to our directors and all EnPro employees, including our principal executive, financial and accounting officers. The Code covers conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior.

The Code requires all transactions by directors or employees that would create a conflict of interest, including related party transactions that require disclosure in our proxy statement, to be reviewed by a member of our internal Corporate Compliance Committee or an attorney in our legal department. The Code also requires the transaction to be presented to our Chief Executive Officer and the Audit and Risk Management Committee. The Code does not include specific procedures for dealing with these transactions, but allows them to be dealt with case-by-case as they arise. All members of the board and all officers must annually certify their compliance with the Code. Each member of the board and each officer certified compliance without exception in the first quarter of 2015.

Copies of our Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.enproindustries.com. From our home page, click on the “For Investors” tab, then on “Corporate Governance” and then of “Code of Conduct.”

Director independence

The EnPro board believes a substantial majority of directors should be independent. At its February 2016 meeting, the board considered the independence of each person nominated for election as a director at the 2016 annual meeting and determined that Mr. Botts, Mr. Brueck, Mr. Burns, Ms. Creel, Mr. Harnett, Mr. Hauser, Mr. Humphrey and Mr. van der Graaf are independent. Mr. Macadam, the remaining member of our board, is an employee and is not considered independent.

To determine independence, the board used the definition of an “independent director” in the NYSE listing standards and our Corporate Governance Guidelines, which categorize a director as independent only if the board affirms the director has no outside material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director may be deemed independent even though we have a relationship with an organization with which the director is affiliated as a director, partner, shareholder or officer. In such situations, the director is deemed independent so long as:

•	the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with unaffiliated persons; and

•	if the relationship involves credit being extended to us, all applicable laws have been complied with and no default has occurred.

Under the guidelines, a director cannot be independent if he or she falls into one of the following categories:

•	the director is an EnPro employee, or has been within the past three years, or an immediate family member of the director is an executive officer of EnPro, or has been within the past three years;

•	the director or an immediate family member has received more than $120,000 in direct compensation from us during any 12 month period within the past three years; director and committee fees and pension or other forms of deferred compensation for prior service are excluded, provided the compensation is in no way contingent on continued service;

•	the director or an immediate family member is a current partner of our auditor; the director is a current employee of our auditor; the director has an immediate family member who is a current employee of our auditor and who personally works on our audit; or the director or an immediate family member was a partner or employee of our auditor within the past three years and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been in the past three years, employed by a company whose board includes an executive officer of EnPro who serves on the other board’s compensation committee;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company whose sales to us or purchases from us in any of the past three fiscal years exceeded the greater of $1,000,000 or 2% of the other company’s consolidated annual revenues; or

•	the director or the director’s spouse is an officer, director or trustee of a charitable organization which receives discretionary charitable contributions from us exceeding the greater of $1,000,000 or 2% of the other organization’s annual revenues.

Each director nominated for election at the 2016 annual meeting completed a questionnaire to identify any relationships the director may have with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that no director except Mr. Macadam has a material relationship with the company other than as a director and all except him are independent.

Board, committee and director evaluations

The board of directors and the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance committees each assess their performances with yearly self-evaluations. The evaluations are completed by means of a questionnaire submitted to the directors inviting written comments on all aspects of the board’s and each committee’s process. In addition, the evaluations include an individual director assessment component to permit each director to evaluate the contributions of each of the other directors. The evaluations are summarized, reviewed by the Chairman of the Board and become the basis for discussions of board, committee and director performances and recommendations for improvements in the ways the board and committees function and directors perform their duties.

Audit committee financial expert

The board of directors has determined that Mr. Hauser, the chairman of the Audit and Risk Management Committee, is an “audit committee financial expert” as defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2016 meeting, the board determined that Mr. Hauser, through his education and experience as a certified public accountant and his prior experience as the Chief Financial Officer of Duke Energy Corporation, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;
•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Director candidate qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, matters of diversity (including diversity in professional experience and industry background), and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements of our Corporate Governance Guidelines. Those requirements include:

•	broad training and experience at the policy-making level in business, government, education, technology or philanthropy;

•	expertise useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership;

•	the high integrity, strength of character and mature judgment essential to effective decision making;

•	devoting the time required for the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years in order to develop sound knowledge of our business and principal operations;

•	no significant conflict of interest; and

•	being at least 18 and no more than 72 years old. A candidate who has reached age 72 may be nominated for election or re-election if the Nominating and Corporate Governance Committee and our board of directors determine his or her nomination is in the best interests of our company and our shareholders. The determination will be made by a majority vote of directors not subject to the age limit.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders. Shareholders who wish to suggest a candidate for nomination should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209. See “Shareholder Proposals” on page 61 for a description of the requirements to be followed under our bylaws in submitting a candidate and the content of the required statements.

Nomination process

The Nominating and Corporate Governance Committee annually reviews a matrix, similar to the matrix appearing on page 3, which compares the skills of our current directors with all skills we have identified as necessary to maintain an attentive, high functioning board. When the Nominating and Governance Committee identifies desirable skills that are lacking among incumbent directors, the Committee searches to identify candidates who would add the missing skills. The search includes soliciting suggestions from incumbent directors, management or others and evaluating suggestions submitted by shareholders. The Committee may also engage a third party to identify and evaluate candidates and did so in 2015 in connection with the search that resulted in the addition of Mr. Humphrey to the board.

The Committee evaluates the candidates and if it agrees on the suitability of a candidate, the candidate is interviewed by each member of the board of directors, generally in separate meetings. The Committee may also ask the candidate to meet with management.

If the Committee concludes a candidate has skills which would add value to the board and if the candidate meets all of the requirements for membership, the Committee will recommend the candidate to the full board for nomination for election or appointment (if the purpose of the search was to fill a vacancy).

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above), the skills identified in the matrix used by the Committee (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review by the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

In the case of Mr. Harnett, who is over age 72, the Nominating and Corporate Governance Committee and our board of directors has determined his continued service as a director is in the best interests of our company and our shareholders, in accordance with our Corporate Governance Guidelines. Mr. Harnett was nominated for re-election as a director by unanimous votes of the Nominating and Corporate Governance Committee and our board of directors. Mr. Harnett recused himself from the vote in each instance.

In nominating Mr. Harnett, the Committee and the board of directors considered a number of factors. They included his tenure and leadership, his positions as Chairman of the board of directors and of the Nominating and Governance Committee, his background in finance, governance and management (including as the chief executive officer of a publicly held diversified industrial manufacturer), his understanding of the company and the asbestos litigation of the company’s subsidiaries, and recent changes in the composition of the board of directors.

Since December 2011, four directors have retired from service and five new directors have joined the board. Given these circumstances, the board concluded Mr. Harnett’s service maintains a desirable level of continuity and is in the best interest of the company and its shareholders.

Our directors share certain characteristics that we believe are critical to effective board membership. They include sound and mature business judgment essential to intelligent decision-making, experience in policy-making, integrity and honesty, and the ability to collaborate effectively. These characteristics, and the specific experiences and qualifications noted in the biographies found in the section headed “Nominees for Election” support the board’s nomination for election of each of these individuals.

Communications with the board

Shareholders and other interested parties can communicate with our board in various ways. They may write the board at 5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209; they may contact the board anonymously and confidentially through our EnTegrity Assistance Line; and they may attend our annual shareholders meeting, where they will have the opportunity to talk directly to members of our board.

Letters to the board should be addressed in care of our Secretary, who the board has authorized to receive and process written correspondence. He will direct correspondence about issues within the board’s scope of responsibility directly to the Chairman and to the chairman of any committee to which the correspondence relates. Customer complaints and other correspondence about ordinary business matters are sent directly to the applicable business. Correspondence of other types is not forwarded to the board but held by the Secretary and made available to any director who wishes to see it.

Shareholders and other interested parties who wish to send anonymous and confidential correspondence to the board may do so through our EnTegrity Assistance Line. The line is staffed by an independent third party who is responsible for receiving and forwarding messages on the line. Instructions for using the line are available under the “Corporate Governance” link accessed from the “For Investors” link on our website at www.enproindustries.com. Items addressed to the board of directors are forwarded to the Chairman of the Audit and Risk Management Committee, a non-management director. Items not addressed specifically to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit and Risk Management Committee and is a member of our internal Corporate Compliance Committee. The Director of Internal Audit periodically updates the Audit and Risk Management Committee about the investigation and resolution of all reports alleging financial and other types of misconduct.

Director compensation

Our non-employee directors receive the following compensation:

•	an annual cash retainer of $75,000; and

•	an annual grant of phantom shares equal in value to approximately $90,000.

Additional cash compensation is paid to:

•	the chairman of our Compensation and Human Resources Committee, who receives an annual fee of $12,000;

•	the chairman of our Audit and Risk Management Committee, who receives an annual fee of $15,000;

•	the chairman of our Nominating and Corporate Governance Committee, who receives an annual fee of $7,500; and

•	our Chairman, who receives an additional annual fee of $40,000 for his service in that capacity.

In addition, each director may be granted phantom shares upon his or her initial election to the board. The amount of such an award is determined by the Nominating and Corporate Governance Committee and has generally been based on the number of board meetings remaining to be held in the year that the director is elected.

Employee directors receive no compensation for serving on our board.

Non-employee directors are generally granted phantom shares at the first board meeting each year. Phantom shares are fully vested when awarded and are paid in shares of common stock when a director ceases his or her service on the board.

Board members are required to own the company’s stock. Each director has five years from the date he or she joins the board to accumulate EnPro shares equal in value to at least five times the annual cash retainer paid to directors. Phantom shares count toward this requirement. We examine compliance with this policy each February. As of February 23, 2016, all directors who have served on the board for at least five years complied with the requirements.

A Deferred Compensation Plan allows non-employee directors to defer receipt of all or part of the cash portion of their annual retainer fees. The deferred portions of the fees can be directed to a cash account or a stock account. Fees deferred into a cash account are credited with a return based on an investment option chosen by the director from those available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Fees deferred into a stock account are credited with stock units, each equal in value to the fair market value of one share of our common stock on a given date. All amounts deferred are payable when a director ceases his or her service on the board. As of December 31, 2015, the following directors had deferred compensation balances under the plan: Mr. Botts, 2,627 stock units; Mr. Brueck, 2,557 stock units; Mr. Harnett, $204,703 and 6,583 stock units; and Mr. Hauser, $451,039 and 7,591 stock units.

The following table presents the compensation we paid to all non-employee directors for their service in 2015 including a non-employee director who retired from service during 2015.

2015 Non-Employee Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Total ($) (h)
Thomas M. Botts	87,000	90,033	177,033
Felix M. Brueck	75,000	90,033	165,033
B. Bernard Burns, Jr.	75,000	90,033	165,033
Diane C. Creel	75,000	90,033	165,033
Gordon D. Harnett	122,500	90,033	212,533
David L. Hauser	90,000	90,033	180,033
John Humphrey	10,625	—	10,625
Kees van der Graaf	75,000	90,033	165,033
Former Director
Peter C. Browning	24,725	29,366	54,091

(1)	Messrs. Botts, Brueck and Hauser, deferred $43,500, $75,000 and $90,000, respectively, of the fees earned in 2015 pursuant to our Deferred Compensation Plan for Non-Employee Directors. Of these amounts, Messrs. Botts, Brueck and Hauser elected to defer $43,500, $75,000 and $45,000, respectively, into a stock account and as a result an aggregate of 879, 1,516 and 910 stock units, respectively, were credited to them under our Deferred Compensation Plan for Non-Employee Directors. Mr. Hauser elected to defer $45,000 into a cash account. The grant date fair value of such stock units is equal to the dollar amount of the fees deferred into these stock accounts.

(2)	On February 19, 2015, each current director then serving as non-employee member of the board received a grant of 1,395 phantom shares to be settled in shares of common stock, except that Mr. Browning received a pro-rated grant in the amount of 455 phantom shares. The stated value is based on the closing price of our common stock on the preceding date, which was $64.54 per share. As of December 31, 2015, the incumbent non-employee directors held the following numbers of phantom shares, including phantom shares to be settled in cash:

Director	Number of Phantom Shares
Thomas M. Botts	5,317
Felix M. Brueck	2,687
B. Bernard Burns, Jr.	6,421
Diane C. Creel	11,381
Gordon D. Harnett	31,663
David L. Hauser	18,453
John Humphrey	—
Kees van der Graaf	5,685

Audit Committee report

The Audit Committee oversees the quality and integrity of our financial reporting processes and our internal accounting controls. Management prepares our financial statements and establishes and maintains adequate internal control over financial reporting. The independent registered public accounting firm performs an independent integrated audit of those financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee has met and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited 2015 consolidated financial statements and our internal control over financial reporting. In meeting with the Audit Committee, management informed the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2015. The Audit Committee reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PricewaterhouseCoopers.

In addition, the Audit Committee:

•	discussed with PricewaterhouseCoopers Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board,
•	received the written disclosures and the letter from PricewaterhouseCoopers relating to the firm’s independence required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and

•	confirmed with PricewaterhouseCoopers the firm’s independence from us.

The Audit Committee also discussed with our internal auditors and PricewaterhouseCoopers the overall scope and plans for their respective 2015 audits. With and without the presence of management, the Audit Committee met with the internal auditors and PricewaterhouseCoopers to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

Relying on its discussions with management and PricewaterhouseCoopers and its review of management’s representation and the report of PricewaterhouseCoopers to it, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the SEC.

Audit and Risk Management Committee

Thomas M. Botts

Felix M. Brueck

B. Bernard Burns, Jr.

Diane C. Creel

Gordon D. Harnett

David L. Hauser

John Humphrey

Kees van der Graaf

February 23, 2016

Compensation and Human Resources Committee report on executive compensation

The Compensation and Human Resources Committee develops and oversees the implementation of our compensation philosophy and strategy. The committee assists the board of directors by monitoring the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the section with management, and recommended to our board of directors that it be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2015.

Compensation and Human Resources Committee

Thomas M. Botts

Felix M. Brueck

B. Bernard Burns, Jr.

Diane C. Creel

Gordon D. Harnett

David L. Hauser

John Humphrey

Kees van der Graaf

February 23, 2016

Compensation discussion and analysis

This compensation discussion and analysis provides information about our 2015 compensation program for our named executive officers or NEOs. For 2015, those officers are:

•	Stephen E. Macadam, President and Chief Executive Officer (and principal executive officer);

•	J. Milton Childress II, Senior Vice President and Chief Financial Officer (and principal financial officer);

•	Kenneth D. Walker, Senior Vice President and Chief Operating Officer;

•	Marvin A. Riley, Division President, Fairbanks Morse;

•	Jon A. Cox, Division President, Stemco Group and Chief Innovation and Information Officer; and

•	Alexander W. Pease, former Senior Vice President and Chief Financial Officer.

The objectives of our executive officer compensation programs are to attract, motivate and retain key executives who will drive our success. Our pay practices reward these executives for superior performance and align their interests with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is tied to business performance. A substantial portion of each executive officer’s total compensation opportunity is based on our financial results, and that portion increases with the officer’s level of responsibility.

•	is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests.

•	enhances retention of our executives. Much of their total compensation vests over several years.

•	links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value.

•	enables us to compete effectively for talented individuals who will help us successfully execute our business plan.

•	does not encourage our executives to take unnecessary or excessive risks.

Our compensation program ties pay to the achievement of both annual and long-term goals for the performance of our company. We set these goals each year and tie both annual and three-year incentive awards to achieving them. We make little or no payment for poor performance against our goals, but our executives can earn significant payment relative to their salary levels for superior performance against them.

The following charts show the relative portion of our CEO’s total 2015 in-service compensation and the average in-service compensation of the four other NEOs serving as executive officers at year end. In-service compensation consists of base salary, annual and long-term performance-based cash compensation, long-term incentive performance-based equity compensation, other long-term equity compensation in the form of restricted stock units and other compensation related to retirement benefits.

In addition to establishing incentives for superior performance, our executive compensation program enables us to retain talented and motivated executive officers and to replace them with other high-caliber individuals should the need arise. A competitive pay package is vitally important to retaining and attracting these individuals, and we establish salaries and benefits, including post-employment benefits, at competitive levels.

Our Compensation and Human Resources Committee (which we refer to in this “Compensation Discussion and Analysis” section as the “Committee”) and our board of directors determine executive compensation based on a comprehensive view of factors designed to produce long-term business success.

Business highlights

In 2015, we continued to pursue our long-term objectives for growth, achieved significant milestones in the asbestos claims resolution process (the “ACRP”) of our de-consolidated GST subsidiary pending in the U.S. Bankruptcy Court for the Western District of North Carolina and returned value to our shareholders through share repurchases and the commencement of quarterly dividends. We were challenged by economic headwinds in many of our markets and the impact of the increasingly strong U.S. dollar, which limited our ability to deliver overall improved operating results.

•	Asbestos claims resolution process. In January 2015 we and GST agreed on the terms of a second amended plan of reorganization with the court-appointed legal representative of the future claimants (the “FCR”) in the ACRP. In April 2015, the court approved GST’s disclosure statement for the plan and set October 6, 2015 as the bar date by which claimants were to file asbestos injury claims and the deadline for voting on that plan, with a confirmation hearing that had been set for August 15, 2016. We believe these significant positive developments in 2015 led to the consensual settlement with the FCR and the court-appointed official committee of asbestos personal injury claimants to resolve asbestos claims against GST, as well as our Coltec Industries Inc subsidiary, that we announced on March 17, 2016. We believe that this settlement, which is subject to approval by claimants and applicable court approval, will, when consummated, provide certainty and finality in the resolution of these asbestos claims, along with the formal reconsolidation of GST’s financial results with ours.

•	Performance in challenging economic conditions. Activity levels in our markets were mixed, as we faced economic headwinds in many markets, which increased as the year progressed, as well as the adverse impact of the increasingly strong U.S. dollar. The segment profit of our Sealing Products and Power Systems segments was 2% and 5% lower, respectively, in 2015 compared to 2014. The results for Power Systems in 2015 included a $6.9 million contract loss provision, due to the strengthening U.S. dollar against the euro, related to a project to supply 23 engines to Electricite de France (“EDF”) since our revenues on the project are to be paid in euros while a majority of our costs are in dollars. We are required to account for the entire projected loss, even though we expect to benefit in the future from parts sourced in euros for other engine sales contracts and aftermarket parts that are denominated in U.S. dollars, which over the life of the EDF contract are expected to offset approximately the currency-related loss on the EDF contract.

In our Engineered Products reporting segment, results suffered due to a concentrated exposure to oil and gas, agriculture equipment and capital goods markets,

and a high percentage of revenues generated outside the U.S. Segment profit was 76% lower in 2015 compared to 2014. In response to market conditions, we initiated a number of restructuring actions resulting in the elimination of two plants through consolidation at our GGB division and the exit from nine other service and light manufacturing facilities at our CPI division, as well as downsizing CPI’s employment workforce. These actions have resulted in restructuring charges of approximately $3.8 million in 2015, and we expect an additional $2.7 million to $4.3 million in restructuring charges in 2016. Upon completion, we estimate that these actions will result in annualized cost savings of approximately $4 to 5 million. In addition, earlier in 2015 we booked a non-cash impairment charge of $47.0 million (before taxes) for goodwill and intangible assets associated with our CPI division due to the persistent weakness in the market for maintenance of reciprocating compressors used in gas gathering, processing and transmission applications, particularly in Western Canada, and the expectation that market conditions in these areas would not rebound soon. This impairment charge is not reflected in segment profit.

•	Acquisitions. In February 2015, we acquired ATDynamics, a company that designs, manufactures and sells a suite of aerodynamic products engineered to improve fuel efficiency and reduce carbon emissions in heavy duty trucks, including the patented and award-winning TrailerTail® that improves a tractor-trailer’s fuel efficiency by about 5% without hindering a trailer’s cargo capacity, loading or unloading. In July 2015 we purchased the Veyance North-American air spring business from Continental AG. The business produces and sells air springs that are used in the suspension systems of commercial vehicles. ATDynamics and the air springs business are now part of our Stemco division and their products complement Stemco’s heavy duty truck parts offerings. During 2015, we made good progress on integration activities for these acquisitions, as well as with Fabrico which we acquired in December 2014. We expect results over the next two years from these acquisitions to exceed original expectations.

•	Dividends and share repurchases. In the first quarter of 2015, we adopted a quarterly dividend policy and commenced quarterly dividend payments of twenty cents per share. Also in the first quarter, we took an additional step towards returning capital to our shareholders with an authorization by our board of directors of an $80 million share repurchase program. This repurchase program was completed in April buying back approximately 1.2 million common shares. In the fourth quarter, our board of directors authorized the repurchase of up to $50 million of our common shares and we repurchased an additional approximately 127,000 shares for approximately $6 million during the fourth quarter.

Shareholder engagement

Through the course of each year, we have dialogues with numerous shareholders, including regular conversations with many of our largest shareholders. We cover a wide-range of topics in these discussions, including executive compensation. In our conversations with them, our shareholders generally support our pay practices and strategic direction. But based in part on the feedback we received from shareholders, as well as on our continuing efforts to consider and adopt best compensation governance practices as they evolve, the Committee changed certain aspects of our compensation program for 2016. These changes are described in the following section, “Changes to compensation program in 2016.”

At our 2015 annual meeting, we asked our shareholders to support a non-binding resolution to approve the compensation paid to our named executive officers as reported in our proxy statement for that meeting. Of the shares voted “for” or “against” that proposal, 72% of the shares were voted “for” approval of that resolution. The Committee typically establishes incentive compensation opportunities each February. Accordingly, the 2015 compensation program and incentive compensation awards were set in February 2015, before the shareholder advisory vote on compensation at the 2015 annual meeting in April 2015. While the April 2015 shareholder vote occurred after the structure for the 2015 compensation awards had been set by the Committee, the 2015 shareholder vote and other feedback from shareholders were considered by the Committee in developing changes to the compensation program for 2016.

Changes to compensation program in 2016

The Committee changed the compensation program for 2016, as follows:

•	Redesigned our long-term incentive compensation awards. For 2016, we changed the design of our long-term incentive awards. We granted awards using different performance measures for awards that are payable in cash and awards payable in stock. Payments under awards payable in cash will be based on our adjusted return on invested capital over the three-year (2016-2018) performance period against threshold, target and maximum levels established when the awards were granted. In contrast to our use of adjusted return on invested capital under our annual incentive plans, for these awards this return on invested capital measure includes goodwill and other intangible assets to hold management accountable for the quality of acquisitions made.

The number of shares to be issued under the awards payable in stock will be based on our total shareholder return (or TSR) over the same three-year period relative to TSR of the S&P SmallCap 600 Capital Goods (Industry Group) Index over that period. EnPro is one of the companies included in this index. Payment at the threshold level of these awards will occur if our TSR relative to the TSR of the index is at the 35th percentile, with target payments at the 50th percentile and maximum payments at the 75th percentile. The awards limit the payout to the target level in the event that absolute TSR is negative and require recipients to hold the net after-tax shares issued at the end of the three-year performance period for an additional year.

Long-term incentive compensation awards made in 2015 were based on the compensation plan first employed in 2013. That plan compares the company’s calculated growth in equity value per share over the three-year performance period of the plan to a defined target return.

•	Reduced the maximum payout on long-term incentive compensation awards. The Committee set the maximum payout for long-term incentive compensation awards made in 2016 at 200% of the target level. The maximum payout for long-term incentive compensation awards granted in the prior three years was 300% of the target level.

•	Reduced the portion of long term compensation awarded as restricted stock units from 40% to 33 1/3%. For 2016, the Committee returned to its practice prior to 2015 and split target long-term compensation grants equally among awards of restricted stock units, incentive cash awards and incentive share awards. For long-term compensation awards made in 2015, the Committee’s grants were weighted more heavily toward restricted stock units: 40% of the 2015 grant was payable in restricted stock units, 30% in incentive awards payable in cash and 30% in incentive awards payable in shares.

•	Provided for “double triggers” for change-in-control vesting for new long-term incentive and equity awards. Our equity and long-term incentive compensation plans had required vesting of certain equity and long-term incentive awards upon a change in control of our company. In contemplation of awards to be made in 2016, and at the recommendation of the Committee, the board of directors amended these plans to permit the Committee the flexibility to require additional events following a change in control to trigger the vesting of new equity and long-term incentive awards. The long-term incentive compensation awards and restricted stock units awards granted to employees in February 2016 provide that, if the resulting entity in the change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the awards.

•	Increased the weighting of divisional performance for annual incentive awards to divisional personnel. For 2016, the Committee increased divisional performance measures to 75% of the weighting for annual incentive awards to divisional personnel. The remaining 25% is based on corporate-wide performance measures. In recent years, awards made to divisional personnel were equally weighted between measures applicable to divisional performance and corporate-wide performance measures.

•	Implementation of an individual tracking tool to improve line-of-sight of performance against incentive objectives. In 2016, we are implementing an on-line individual compensation tracking tool to permit employees to view their individual potential and projected incentive payments under our annual and long-term incentive compensation plans. This tool is supplemented with presentations to educate participants in these plans on how their actions affect performance and the compensation to be paid under these plans.

Compensation practices

All of our non-management directors sit on our Compensation and Human Resources Committee. The primary function delegated to the Committee by our board is overseeing the appropriateness and cost of our compensation programs, particularly the program for executive officers.

The role of the executive officers

The compensation of our CEO and other executive officers is set by the Committee based on the advice of its independent executive compensation consultant and our human resources staff. However, our CEO and other executive officers are involved in certain aspects of our compensation practices. At the request of the Committee, our CEO proposes salary levels and incentive award opportunities for all executive officers other than himself, and the Committee considers his proposals in setting compensation for those officers. The Committee itself sets our CEO’s compensation without regard to the compensation of other executive officers. In this way, any increase in compensation that our CEO proposes for those officers does not form the basis for a corresponding increase in his compensation.

The performance measures and levels for our annual and long-term incentive plans are set by the Committee based on proposals made by our executive officers. The executives’ proposals are based on the forecasts for the performance of each of our operating divisions, key economic indicators affecting our businesses, historical performance of our businesses, recent trends in our industries, and our strategic plans. The executive team presents the Committee with the performance measures it believes to be most important and meaningful to achieving our strategic goals. The team also proposes the weighting it believes appropriate for each factor in the calculation of the overall incentive awards, and the threshold, target and maximum payout levels appropriate for each of the performance measures.

Each December, the Committee reviews the team’s proposals and seeks its independent executive compensation consultant’s advice on those proposals. At a meeting during the following February, the Committee reviews and approves threshold, target and maximum payout levels and makes the final determination of performance measures, weightings and payout levels to be used for each incentive award. The Committee often directs members of management to provide information and otherwise help the consultant complete his analyses, but does not delegate any decision making authority to executive officers or other members of management.

The role of the executive compensation consultant

The Committee has engaged Pearl Meyer & Partners (Pearl Meyer) to serve as its independent executive compensation consultant. At the Committee’s request, Pearl Meyer provides no services to our company other than its assistance to the Committee.

Pearl Meyer reports directly to the Committee on all work assigned by the Committee. Pearl Meyer also interacts with management when necessary and appropriate to carry out its assignments, but only with the Committee’s approval. Specifically, our General Counsel, who is responsible for the human resources function of our company, provided compensation and performance data to Pearl Meyer. In addition, Pearl Meyer, in its discretion, from time to time seeks confirmation from our CEO and our Chief Financial Officer of the accuracy of its presentation of our strategy that it includes in materials presented to the Committee.

Pearl Meyer’s work for the Committee with respect to 2015 compensation decisions included:

•	analyzing the competitiveness of our executive compensation programs in the fall of 2014. This included a benchmarking study comparing the compensation paid to our top executives to the compensation paid to their counterparts at peer companies;

•	providing information about market trends in executive and director pay practices;

•	advising on compensation program design and structure;

•	reviewing the relationship between executive compensation and company performance;

•	reviewing the competitiveness of director compensation; and

•	assisting in the preparation of our proxy statement.

The independence of the executive compensation consultant

The Committee has concluded that Pearl Meyer is independent and has no conflict of interest in its engagement by the Committee. In reaching this conclusion, the Committee considered a number of factors, including that Pearl Meyer provides no services to EnPro other than advice to the Committee on executive and director compensation and that, outside of the engagement, no individual on the Pearl Meyer team assigned to the engagement has any business or personal relationship with members of the Committee or with any of our executive officers.

Compensation program design

To design an executive compensation program that is in line with the policies described below, the Committee considered:

•	the executive compensation and market competitiveness studies described below;

•	internal pay fairness;

•	comprehensive compensation histories for each of our executive officers which include each element of compensation and benefits (salary, incentive awards, equity grants, retirement benefits, and possible severance or change in control payments);
•	the impact of tax and accounting rules;

•	whether the structure of our compensation programs creates an incentive for taking excessive risk; and

•	trends affecting the company’s markets.

The following table highlights key features of our executive compensation program. We also identify certain compensation practices that the Committee has not implemented because it does not believe they would serve our shareholders’ long-term interests.

What we do

✓          We make variable, performance-based compensation a significant component of each executive officer’s total compensation and increase the proportion of variable compensation to total compensation as levels of responsibility increase.

✓ We balance short-term and long-term compensation to discourage short-term risk taking at the expense of improvement in long-term results.
✓ We require meaningful stock ownership and retention at levels that increase with responsibility.
✓ We have implemented a one-year holding requirement for net after-tax shares earned under performance share awards beginning with awards made in 2016.
✓ The Committee uses an independent executive compensation consultant which reports directly to the Committee and does not provide any other services to our company.
✓ We have a clawback policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.
What we don’t do
X We do not permit hedging transactions on our stock.
X We do not provide special perquisites to any employee.
X We do not vest time-based equity awards in less than three years.
X We do not re-price stock options without shareholder approval or permit discounted stock options.

Policies regarding executive compensation

Under the Committee’s policy, a significant component of each executive officer’s total compensation is variable, and that component increases as a percentage of total compensation as an executive’s responsibilities increase. This variable compensation depends on performance —disappointing performance results in little or no variable compensation while superior performance leads to superior payouts. The Committee seeks to design variable compensation programs and establish performance criteria that incentivize continuous improvement in measures important to both our annual and long-term business plans.

Linking a significant portion of our key executives’ total pay to the successful execution of our strategies provides an incentive to achieve our objectives for increasing shareholder value. In addition to achieving operating improvements throughout our businesses, our variable compensation programs are also designed to incentivize achievement of other corporate objectives to increase shareholder value. Over the past several years, the successful resolution of the ACRP has been a key objective for increasing shareholder value.

The Committee believes management’s interests must be aligned with our shareholders’ interests, and it sets policies accordingly. These policies include the systematic grant of equity or potential equity to our executives and a requirement for their personal ownership of our shares. When the shares of our common stock that our executives are required to own and have the potential to own create significant personal value for them, we believe they are more likely to act to maximize long-term shareholder value over short-term gain.

When setting targeted in-service compensation for each of our executive officers, the Committee considers individual performance, experience and tenure. In evaluating the reasonableness and competitiveness of targeted in-service compensation, the Committee reviews compensation data for a broad survey group and for a peer group prepared by its independent executive compensation consultant. These groups are discussed below.

Stock ownership and retention requirements

Each executive officer is required by policy to hold shares of our common stock with a market value at least equal to a specific multiple of the officer’s base salary. The multiple increases with the officer’s level of responsibility. The minimum ownership required for our CEO is 5.0 times base salary; for all other NEOs, the minimum is 2.5 times base salary. Minimum levels for the other executive officers range from 0.75 times to 1.5 times base salary. In light of this policy, the Committee believes it is appropriate to provide officers with an opportunity to earn shares as part of their long-term incentive awards.

Once named an executive officer, an individual has five years to reach the minimum stock ownership requirement for his or her position. Individuals who were officers in 2012, when we increased the multiples, have five years from the increase to reach the new level. An executive officer who fails to maintain the required level of ownership must retain 50% of any shares received under any company equity award plan until he or she satisfies the requirement. Restricted shares of our common stock and restricted stock units count toward minimum ownership only after the restrictions lapse.

We check for compliance with this policy in connection with our board of directors meeting held each February. As of February 23, 2016, the date of the Committee’s February 2016 meeting, all of our current named executive officers who have been executive officers for at least five years held at least the minimum number of shares.

Anti-hedging policy

Our policies prohibit employees, officers and directors from using the company’s securities in any hedging or monetization transactions. The prohibition includes but is not limited to, the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the company’s securities.

Pledging policy

Our policies prohibit executive officers from pledging EnPro shares that they own as collateral, including holding EnPro shares in a margin account, unless the officer holds unpledged shares at least equal to the amount required under our stock ownership and retention policy and receives pre-approval of the pledge from our General Counsel. Under our policies, a pledge may not be approved unless the officer clearly demonstrates the financial capacity to repay the loan or obligation secured by the pledge without resorting to the pledged shares. In 2015, Mr. Macadam pledged 100,000 shares to secure a managed trading program with respect to a broad securities index that does not include any EnPro securities. This pledge transaction was approved in advance in accordance with our policy.

Clawback policy

Our clawback policy allows the company to recover performance-based compensation from any executive officer who engages in fraud or willful misconduct that requires us to restate our financial results. Under the policy, we are entitled to recover cash awards made under our annual incentive performance plan and cash or equity-based incentive awards made under our long-term incentive performance plan. If the Committee determines the compensation would have been lower if it had been based on the restated results, it will, to the extent permitted by law, seek to recover from the executive officer all performance-based compensation it deems appropriate after a review of all relevant facts and circumstances.

Market competitiveness analyses

In contemplation of evaluating target compensation levels to be set for 2015, the Committee requested its independent executive compensation consultant, Pearl Meyer, to prepare a benchmarking study. This study, which was prepared in October 2014, compared our executive officers’ salaries, target annual incentive plan awards and target long-term incentive awards to those granted to officers in the same positions at other similarly sized diversified manufacturing companies. The study used compensation data from a published survey for a broad group of companies and for a peer group consisting of 14 manufacturing companies within the industrials sector. Annual revenues of the peer companies ranged from $850 million to $4.4 billion, with median revenues of $1.5 billion. The market capitalization of the peer companies at the time of the study ranged from $1.2 billion to $6.0 billion, with median market capitalization of $3.2 billion. This peer group is the same as the group used for the previous benchmarking study prepared by Pearl Meyer for the Committee, other than the elimination of two companies that were acquired after the date of the earlier study.

To determine our size relative to the compensation peer group, we include the third-party sales of our deconsolidated subsidiary, GST. Those sales were $217.6 million for the year ended December 31, 2015. GST has been excluded from our consolidated results since June 5, 2010, when it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims. However, its oversight has remained and will continue to be a responsibility of our executive officers. For this reason, for relative compensation comparisons we include GST’s net sales to third parties in the calculation of the revenues we use to compare ourselves to the peer group.

The peer group of companies was as follows:

• Actuant Corporation	• Barnes Group, Inc.

• Circor International, Inc.	• Clarcor, Inc.

• Colfax Corporation	• Crane Co.

• Curtiss Wright Corp.	• Graco Inc.

• IDEX Corporation	• Nordson Corporation

• Trimas Corporation	• Woodward, Inc.

• Mueller Water Products, Inc.	• Watts Water Technologies, Inc.

For executive compensation purposes, we believe a comparison of the relative size and complexity of a company is more important than a comparison of specific products manufactured. These are the types of companies with whom we compete for management personnel and therefore we believe it is appropriate for us to compare our compensation practices with theirs.

Pearl Meyer compared the specific compensation elements we awarded to each of our executive officers in 2014 to those awarded to executive officers with similar responsibilities of each member of the peer group and the broader survey group and to the relevant medians of the peer group and survey group. Based on its analysis, Pearl Meyer advised the Committee on adjustments to base salary, annual incentive award and long-term incentive awards for each named executive officer. Peer and survey compensation data allow the Committee to determine whether our 2015 compensation programs and target compensation levels for executive officers are reasonable and competitive.

Evaluation of incentives for excessive risk

To discourage excessive risk, the Committee seeks to balance:

•	fixed and variable compensation,

•	short-term and long-term compensation,

•	the performance measures used to determine incentive compensation, and

•	the level of in-service and post-retirement benefits.

The Committee has specifically evaluated the company’s compensation structure and practices and concluded that they do not establish incentives for unnecessary or excessive risk.

Compensation analysis

The following section discusses and analyzes each element of our executive compensation program, including long-term incentive plan, or LTIP, awards made in 2013 and paid out for the 2013-2015 cycle, and LTIP awards made in 2015 for which scheduled payouts would not occur until 2018.

Base salary

Base salaries give our officers a relatively secure level of compensation. Adjustments to base salary rates typically are made in February of each year and are effective on April 1, though mid-year adjustments may be made in the event of promotion or other special circumstance. In 2015, the Committee did not adjust Mr. Macadam’s base salary rate. Mr. Macadam’s base salary rate has been increased only once (by 3% in 2014) since he was hired in March 2008. The Committee adjusted the base salary rates of the other named executive officers in 2015 from the levels paid in 2014. For 2015, base salary paid to the NEOs increased by an average of 12.4% over the prior year, with individual increases ranging from 0.8% to 23.0%. These increases reflect the impact of several position changes and promotions, including the promotion of Mr. Walker to Chief Operating Officer and of Mr. Childress to Chief Financial Officer.

Annual performance incentive plan awards

The plans used by the Committee to make annual incentive compensation awards are designed to give executive officers a personal financial incentive to help us reach annual business goals. We refer to these plans as the annual performance plans or annual plans.

Mr. Macadam’s annual performance incentive awards were made under our senior executive annual performance plan, most recently approved by our shareholders in 2012. Mr. Childress and Mr. Walker received annual performance incentive awards under a plan in which other corporate officers participate. It uses identical measures and target levels but permits adjustments for unusual items which are not permitted under our senior executive annual performance plan.

Mr. Cox and Mr. Riley received annual performance incentive awards under a similar plan for division personnel. One-half of their awards was based on the same corporate-wide performance measures and weightings applied to the other NEOs. The remaining half was based on performance measures applicable to their respective divisions.

Mr. Pease, who announced his departure in February 2015, did not receive an award under an annual performance plan for 2015.

The amount of awards paid under our annual plans is based on performance. We establish threshold, target and maximum performance levels for our company and each of our businesses. When performance falls below the threshold, executives receive no payout. The Committee administers the annual performance plans to provide for payouts at a threshold level of performance at 50% of the target payout, payouts at a target level of performance at 100% of the target payout, and payouts at a maximum level of performance at 200% of the target payout. Performance between any of the established levels yields a proportional payout.

For 2015, the performance measures and weightings for the senior executive annual performance plan were:

Adjusted operating income	50%
Adjusted return on invested capital	50%

For 2015, the performance measures and weighting for the divisional component of the annual performance plan in which Mr. Cox and Mr. Riley participated were:

Adjusted operating income (division)	50%
Adjusted return on invested capital (division)	50%

Why we use adjusted operating income and adjusted return on invested capital to measure performance

The Committee selected these performance measures because they are the critical measures we use in managing our businesses and are measures of our profitability and the performance of our assets relative to our investment. The Committee believes that the adjustments to operating income and return on invested capital permit a more accurate measure of the operating performance of our businesses. In selecting these performance measures, setting the performance goals and awarding the corresponding incentive opportunities, the Committee took into account management’s recommendations.

Because oversight of our GST subsidiary and its financial results continues to be a responsibility of our executive officers, we include its results with ours when we establish and measure our financial performance under the annual plans.

Adjusted operating income eliminates the effect of asbestos expense, LIFO adjustments and certain selected expenses and income that do not reflect normal operating conditions. Adjustments to operating income in 2015 included the impact of foreign currency translation and a portion of the $6.9 million foreign currency transaction loss provision due to the effect of foreign exchange rates on a multi-year, Euro-denominated contract in our Power Systems segment. The adjustment excluded that loss other than the pro rata portion of the loss that would have been allocated to 2015 had the loss been allocated over the life of that contract instead of being fully recognized in 2015.

The Committee believes adjusted return on invested capital comprehensively measures the performance of our assets relative to our investment and fairly measures our ability to generate earnings in relation to the investment required to generate those earnings.

Financial goals for 2015

The following table presents the financial goals set for the 2015 senior executive annual performance plan. The table shows goals for threshold, target and maximum performance levels, actual 2015 performance and payout percentages for each goal.

We do not include the specific division financial goals of the annual plan in which Mr. Cox and Mr. Riley participated or the specific performance of the Stemco or the Fairbanks Morse division in this proxy statement because we believe this information is confidential information and public disclosure would cause competitive harm to those businesses. At the time the division goals were set, the Committee deemed the target performance levels set for each of the division metrics to be reasonable “stretch” goals, with a maximum payout possible only in the event of superior performance.

	Performance Levels			Actual Performance
	Threshold	Target	Maximum	Amount	Payout %
	(dollars in millions)
Adjusted operating income(1)	$136.9	$156.5	$183.9	$142.0	62.9%
Adjusted return on invested capital(1)	15.7%	17.4%	19.8%	16.4%	71.6%

(1)	Adjusted operating income and adjusted return on invested capital are not financial measures under GAAP. Adjusted operating income is calculated by taking each operating division’s operating income and adding back asbestos expense, LIFO adjustments and certain selected expenses that do not reflect normal operating conditions and subtracting certain selected income items that do not reflect normal operating conditions. In addition, adjusted operating income reflects an adjustment for the translation impact of foreign currency exchange, as described above. Adjusted return on invested capital is calculated by taking adjusted operating income multiplied by the difference between 1 minus the tax rate (expressed as a fraction) then adding depreciation and amortization and asbestos expense, with such amount then divided by the sum of average working capital, average gross property, plant and equipment and average gross software investment. For the corporate calculations, corporate administrative expenses are subtracted from the sum of the operating segments’ adjusted operating income.

The plan payouts at the target performance level, as a percentage of base salary, and the actual payout as a percentage of salary for the named executive officers were as follows:

	Target Payout, as Percentage of Salary	Actual Payout, as Percentage of Salary
Macadam	105%	70.6%
Childress	70%	47.1%
Walker	70%	47.1%
Riley	55%	68.9%
Cox	55%	48.7%

Mr. Macadam’s employment agreement sets the target level for his annual incentive award at 100% of his salary. Beginning in 2013, the Committee increased the target award level for his annual incentive to 105% of his salary. Target award levels set by the Committee for the other named executive officers were based on historical award levels, a review of the Pearl Meyer market studies and management recommendations.

To set 2015 performance levels, the Committee reviewed a top-down estimate of our performance for the year based on management’s expectations for each of our markets and a bottom-up review of each division’s strategy and forecast for its performance. The Committee evaluated these internal estimates against external expectations for the performance of our markets and then set our goals for the year. For the past several years, actual corporate performance has been below target-level goals.

When 2015 operating performance levels were set, we anticipated that several trends, including foreign currency exchange headwinds, economic volatility outside of North America and slowing project and maintenance spending in the oil and gas markets, would adversely affect a number of our businesses during the year. In addition, due to the change in the mix of our businesses as a result of the December 2014 sale of Garlock Rubber Technology and acquisition of Fabrico, achieving adjusted operating income and adjusted return on invested capital in 2015 at the same levels as had been achieved in 2014 would require growth in our continuing businesses notwithstanding these adverse trends. In light of these circumstances and its view that equaling 2014 performance levels in 2015 would set a stretch goal for the company, the Committee established target corporate performance levels for 2015 at approximately the levels achieved in 2014.

The extent of the adverse trends during 2015, in particular in oil and gas markets, was greater than we had expected. As a result, the year did not progress as we had expected and we did not reach our targets. Our overall adjusted operating income was $142.0 million (between the threshold and target levels) and our overall adjusted return on invested capital was 16.4% (between the threshold and target levels). The division for which Mr. Cox is responsible performed between the target and maximum levels, and the division for which Mr. Riley is responsible also performed between the target and maximum levels.

Accordingly, based on the payout levels established by the Committee for the annual performance plans, Messrs. Macadam, Childress and Walker received payouts of 67.3% of the target level, Mr. Cox received a payout of 88.6% of target level and Mr. Riley received a payout of 125.2% of target level.

The dollar amount of these payouts under the annual performance plans to each of the named executive officers is included in column (g) (see footnote 2) of the summary compensation table.

Long-term compensation

Awards made for 2013-2015 cycle

Long-term compensation grants to our executive officers provide them with personal financial motivation and a stake in our long-term success. The Committee believes these awards also help us retain executives who are committed to achieving our corporate goals.

In 2013, the target level of our long-term compensation awards was split equally among long-term incentive compensation awards payable in shares (or, “performance shares”), long-term incentive cash compensation awards and restricted stock units with time-based vesting. The performance shares and long-term incentive cash compensation awards were granted under our long-term incentive plan (or LTIP) most recently approved by our shareholders in 2012.

The Committee believes that both LTIP awards payable in cash and performance shares serve to align our officers’ long-term interests with those of our shareholders. The award of a substantial portion of long-term compensation in the form of time-vested restricted stock units helps to ensure retention of these executives.

The LTIP awards made by the Committee in 2013 were the first awards using a new long-term performance measure that we refer to as the Equity Value Plan. That plan compares the company’s calculated growth in equity value per share over the three-year performance period to a defined target return. It is designed to align management’s interests with those of shareholders by rewarding performance that correlates over time with factors that should affect share price appreciation. The Equity Value Plan was designed to hold management accountable not only for earnings growth, but also for the quality of investments.

The Equity Value Plan focuses on growth in equity value per fully diluted share and is in some ways similar to a total shareholder return measure. Unlike a formula based solely on total shareholder return, payouts under the Equity Value Plan are not subject to broader movements in the stock market, which are outside of management’s control.

The calculated equity value is based in part on a multiple (8x for awards made in 2013) of the company’s adjusted earnings before interest, depreciation, amortization and asbestos-related expenses less adjusted net debt. Adjustments to earnings before interest, depreciation, amortization and asbestos-related expenses include restructuring charges; asset impairments; intercompany transactions with GST; any gain or loss to be recognized in connection with the reconsolidation of GST; all expenses and charges related to discontinued operations, including environmental reserve adjustments; fair value adjustments to inventory related to acquisitions and other non-recurring items in connection with acquisitions and dispositions; and extraordinary items.

The calculated equity value is subject to adjustments for acquisitions and dispositions that occur during the performance period based on when the acquisition or disposition is completed. It is also based on equitable adjustments where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for changes in accounting principles that were not anticipated at the time the awards were made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time the awards were made, and (v) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing, in each case as determined in good faith by the Committee consistent with the principles set forth in section 162(m) of the Internal Revenue Code and the regulations thereunder.

Adjusted net debt subtracts cash and marketable securities and the amount of any cash dividends paid during the three-year period from the sum of third-party debt.

The growth in equity value per share is measured over the period by comparing:

•	the quotient of

¡	the difference between the multiple of the company’s adjusted earnings before interest, depreciation, amortization and asbestos-related expenses for the year ended December 31, 2012 minus adjusted net debt as of December 31, 2012

¡	divided by the fully diluted common shares at December 31, 2012

•	to the quotient determined for those same items for the year ending December 31, 2015.

The target return is determined by adding a risk premium (5.5% for 2013) to the average 10-year Treasury bond yield for the three-year period.

The calculation for the year ended December 31, 2012, the first measurement period under the Equity Value Plan, did not include GST on a pro forma basis. In light of the agreement announced on January 13, 2015 between GST and the Future Claimants’ Representative in the ACRP, which included the Future Claimant’s Representatives’ support of the terms of a second amended plan of reorganization, GST was included on a pro forma basis in the calculation for the year ended December 31, 2015, the final year of the measurement period. The calculation for the 2015 period was made as if the second amended plan of reorganization had been consummated, and GST had been reconsolidated with the company for financial reporting purposes, as of January 1, 2015.

The compound annual growth rate (or “CAGR”) of the growth in the calculated equity value over the three-year period divided by the target return determines the amount of the LTIP payout, as shown in the following chart:

Calculated equity value CAGR /target return	LTIP payout (% of target award)
0.50	50%
1.00	100%
1.70	300%

Actual performance that falls between the established levels yields a proportional payout. No payment is made if the ratio of the CAGR of the calculated equity value to the target return is less than 0.50.

The following graphical presentation illustrates the calculation under the Equity Value Plan for the 2013 LTIP awards:

The following table sets forth for each named executive officer (except Mr. Pease who, because of his departure, was not entitled to receive a payout of the LTIP awards granted in 2013), the payout amount at target performance level for the LTIP award payable in cash and the LTIP award made in the form of performance shares:

	Target Payout
	Cash LTIP	Performance Shares
Macadam	$550,000	12,348
Childress	$57,680	1,295
Walker	$80,750	1,812
Riley	$63,750	1,431
Cox	$80,750	1,812

The CAGR of the calculated equity value to the target return calculated for the 2013 LTIP awards was 10.5%, resulting in a payout of 196% of the target level. Had GST not been included on a pro forma basis in the calculation for 2015 (or had GST been included on a pro forma basis in the calculation for both 2015 and 2012), the CAGR of the calculated equity value to the target return would have been less than 0.50, which would have resulted in no payout with respect to these awards. The Committee determined that, for the LTIP awards made in 2013, GST was to be included on a pro forma basis in the calculation for 2015 but not in the calculation for 2012 as a result of the agreement reached by GST with the Future Claimants’ Representative during this three-year period. The Committee concluded that inclusion of GST in the 2015 calculation was appropriate in light of the significance of this milestone in the ACRP and for the company. As a result, the payout on the 2013 LTIP awards is attributable principally to this significant and positive development in the ACRP during the three-year measurement period.

Linking a significant portion of our key executives’ total pay to the successful execution of our strategies provides an incentive to achieve our objectives for increasing shareholder value. In addition to achieving operating improvements throughout our businesses, our variable compensation programs are also designed to incentivize achievement of other corporate objectives to increase shareholder value. Over the past several years, the successful resolution of the ACRP has been a key objective for increasing shareholder value. While the achievement of this significant milestone resulted in the above-target-level payout for the awards maturing in

2015, the Committee concluded that this milestone achievement should be reflected in only one cycle of LTIP awards. Accordingly LTIP awards under the Equity Value Plan made after 2013 have provided that the calculation for the initial period and final period both include GST on a pro forma basis as if that subsidiary were included in our consolidated financial results, but such pro forma calculation does not include effects arising from a resolution of the ACRP.

The dollar amount of the cash LTIP payout to each of the named executive officers is included in column (g) (see footnote 2) of the summary compensation table. The value at December 31, 2015 of the restricted stock units that were awarded in 2013 and vested in 2016 is included in the table in “Executive compensation —Outstanding equity awards at fiscal year end.”

Awards granted in 2015

In February 2015, the Committee authorized the grant of long-term compensation awards to executive officers for the 2015-2017 performance cycle. The Committee determined to grant 30% of the target long-term compensation to each executive in an LTIP award payable in cash, 30% in an LTIP award of performance shares and 40% in an award of time-vested restricted stock units. This allocation does not include restricted stock unit awards made in connection with our management stock purchase deferral plan described below (see “— Retirement and other post-termination compensation — Deferred compensation and management stock plans”).

The Committee believes that both LTIP awards payable in cash and LTIP awards payable in performance shares align officers’ long-term interests with those of our shareholders. The award of a substantial portion of long-term compensation in the form of time-vested restricted stock units helps to ensure retention of these executives.

The LTIP awards made by the Committee in 2015 were under the Equity Value Plan described above, which compares the company’s calculated growth in equity value per share over the three-year performance period to a defined target return. For awards made in 2015, the calculated equity value uses an 8x multiple of the company’s adjusted earnings before interest, depreciation, amortization and asbestos-related expenses less adjusted net debt. The calculation includes GST on a pro forma basis for all relevant periods as if that subsidiary were included in our consolidated financial results, but such pro forma calculation does not include effects arising from a resolution of the ACRP. The target return for these awards is determined by adding a 4.5% risk premium to the average 10-year Treasury bond yield for the three-year period. The Committee set a lower premium for the target return than used in prior years to recognize the effect of global economic uncertainties, the effect of lower expected future equity returns on risk premiums and known headwinds facing the company, including trends affecting oil and gas markets and foreign currency exchange rates.

Adjustments to earnings before interest, depreciation, amortization and asbestos-related expenses include restructuring charges; asset impairments; all expenses and charges related to discontinued operations, including environmental reserve adjustments; fair value adjustments to inventory related to acquisitions and other non-recurring items in connection with acquisitions and dispositions; extraordinary items; and pension expense.

The calculated equity value is subject to adjustments for acquisitions and dispositions that occur during the performance period based on when the acquisition or disposition is completed. It is also based on equitable adjustments where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for changes in accounting principles that were not anticipated at the time the awards were made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time the awards were made and (v) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing, in each case as determined in good faith by the Committee consistent with the principles set forth in section 162(m) of the Internal Revenue Code and the regulations thereunder.

Adjusted net debt subtracts cash and marketable securities and the amount of any cash dividends paid during the three-year period from the sum of third-party debt and pension liabilities. Because the calculations for the LTIP awards made in 2015 include GST on a pro forma basis for all relevant periods as if the second amended plan of reorganization had been consummated, adjusted net debt excludes any asbestos related assets and liabilities.

The growth in equity value per share is measured over the period by comparing:

•	the quotient of

¡	the difference between the multiple of the company’s adjusted earnings before interest, depreciation, amortization and asbestos-related expenses for the year ended December 31, 2014 minus adjusted net debt as of December 31, 2014

¡	divided by the fully diluted common shares at December 31, 2014

•	to the quotient determined for those same items for the year ending December 31, 2017.

For the 2015 LTIP awards, the Committee established payouts levels based on the CAGR of the growth in the calculated equity value over the three-year period divided by the target return, as determined under the Equity Value Plan, as follows:

Calculated equity value CAGR / target return	LTIP payout (% of target award)
0.25	25%
1.00	100%
1.70	300%

Actual performance that falls between the established levels will yield a proportional payout. No payment will be made if the ratio of the CAGR of the calculated equity value to the target return is less than 0.25. The

Committee set a lower threshold of 0.25 (instead of 0.50 used in prior year awards) and a corresponding lower percentage payout at threshold (25% for 2015 awards compared to 50% in prior years) in recognition of the same factors influencing its decision to set the 4.5% risk premium for the target return described above.

Restricted stock units further our goals of aligning officers’ long-term interests with those of our shareholders and increasing management’s ownership stake in our company. They vest three years after the date of grant subject to the executive’s continued employment during the period. In in the event of death, disability or a change in control of the company, they vest earlier. In the event of an executive’s retirement, the restricted stock units vest pro rata based on the number of months he or she was employed after the grant date through the retirement date compared to the scheduled 36-month period.

The following table sets forth for each named executive officer, other than Mr. Pease who did not receive any award of long-term compensation in 2015, the payout amount at target level of performance for the LTIP award payable in cash and the LTIP award made in the form of performance shares, along with the number of restricted stock units awarded in 2015. Restricted stock units do not include awards made in connection with our management stock purchase deferral plan described below (see “— Retirement and other post-termination compensation — Deferred compensation and management stock plans”):

	Target Payout		Restricted Stock Units
	Cash LTIP	Performance Shares
Macadam	$630,000	9,873	13,164
Childress	$135,000	2,116	2,821
Walker	$182,700	2,863	3,818
Riley	$66,300	1,039	7,385
Cox	$87,975	1,379	1,838

The Committee increased Mr. Macadam’s target long-term compensation opportunity by approximately 24% from the level set in 2014. As described below, Mr. Macadam’s base salary has been adjusted only once since he was hired in 2008 — a 3% increase in 2014. In considering adjustments to Mr. Macadam’s compensation, the Committee noted that, based on the Pearl Meyer’s October 2014 benchmarking study, Mr. Macadam’s total compensation opportunity was significantly below the median for chief executives of the peer companies included in the study principally because his long-term compensation opportunity was below the 25th percentile for that group. The Committee believed this adjustment to his target long-term compensation opportunity was appropriate in light of Mr. Macadam’s performance and would serve to both further incentivize long-term performance and encourage retention.

In recognition of the success of the Fairbanks Morse division, including progress on new engine development, and to provide additional incentive for retention, the Committee authorized the grant of an additional 6,000 restricted stock units to Mr. Riley.

The grant date fair value of the target level payout of performance shares for LTIP share opportunities awarded in 2015 and the grant date fair value of the restricted stock units awarded in 2015, in each case as determined under FASB ASC Topic 718, are included in column (e) (see footnote 1) of the summary compensation table and in column (l) of the table in “Executive compensation — Grants of plan-based awards.”

Perquisites

Since February 2006, we have provided only minimal perks, which include an umbrella liability policy, to our executive officers.

Other in-service benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;

•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe they are standard parts of the compensation package available to salaried employees at companies of our size.

Retirement and other post-termination compensation

401(k) Plan

Our executive officers participate in our 401(k) plan on the same basis as other salaried employees. Under this plan, a portion of each participant’s compensation eligible for the plan (generally base-salary and annual incentive compensation) can be deferred into a 401(k) account, up to the annual limit set by the IRS. Each participant directs investments in the account. We match 100% of deferrals under this plan (other than catch-up contributions) monthly up to the first 6% of the aggregate of annual salary and annual incentive compensation contributed by the participant. Our matching contributions are fully vested.

Deferred compensation and management stock plans

Our non-qualified, deferred compensation plan permits our executive officers to save for retirement on a tax-deferred basis beyond what is permitted under the 401(k) plan because of either federal tax code limits or the design of the 401(k) plan. In addition, the deferred compensation plan allows for matching contributions that cannot be made in the 401(k) plan because of federal tax code limits. These contributions are made at the same rate and are subject to the same aggregate limit as the 401(k) plan. The Committee believes this type of additional deferral and matching opportunity is an appropriate and customary component of a competitive compensation package for public company executive officers.

In 2012, we adopted a management stock purchase deferral plan which permits officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation. Deferred amounts are credited to these individual’s accounts based on the value of our common stock. Participants are eligible to receive awards of restricted stock units equal to 25% of the amount of compensation deferred. The units have a three-year vesting period and are payable in shares of common stock at the same time the related annual incentive deferrals are payable. For deferrals of annual incentive compensation earned for performance in 2014, restricted stock unit awards were granted in 2015. The amount of annual incentive compensation deferred under this plan is included in Non-Equity Incentive Plan Compensation in column (g) (see footnote 2) of the summary compensation table. The grant date fair value of the restricted stock units awarded for incentive compensation deferrals, as determined under FASB ASC Topic 718, is included in column (e) (see footnote 1) of the summary compensation table and in column (l) of the table in “Executive compensation — Grants of plan-based awards.”

The officers who participate in these plans have voluntarily placed their deferred compensation at risk because the plans are unsecured and amounts in them would be available to satisfy our creditors in the event of our insolvency. In addition, amounts deferred into the stock purchase plan are subject to the risk posed by changes in the value of our common stock.

Pension and defined benefit restoration plans

In 2006, we closed our defined benefit pension plan to new participants and froze the benefits of employees who had not reached 40 years of age. Employees who were age 40 or older were eligible to continue to accrue benefits under the defined benefit plan, which provides them a retirement benefit based on their years of service with the company and their final average compensation (base salary plus annual incentive compensation). Of the named executive officers, only Messrs. Childress and Cox continue to accrue benefits under the defined benefit pension plan. Mr. Walker’s benefits under this plan were frozen in 2006 since he was not age 40 at that time. Accordingly, he no longer accrues benefits under the defined benefit pension plan. The other NEOs were hired after 2006. For salaried employees, including Messrs. Macadam, Walker and Riley, who are not eligible to accrue benefits under the defined benefit plan either because they were hired after 2006 or they were too young when the plan was frozen, we make a contribution equal to 2% of salary and annual incentive compensation to the employee’s account in our 401(k) plan. Any amount exceeding permitted 401(k) contributions is made to the deferred compensation plan.

We also provide our executive officers and others who participate in the defined benefit pension plan with a defined benefit restoration plan. The restoration plan gives them the benefits they would have received under our pension plan were it not for limitations under the pension plan. The federal tax code caps both the amount of annual compensation that the pension plan can take into account and the amount of annual benefits that the pension plan can provide. We include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts deferred under our non-qualified deferred compensation plan. The defined benefit restoration plan permits participants to receive retirement pension benefits that take into account their full salaries and annual incentive compensation. Of the named executive officers, only Mr. Childress and Mr. Cox participate in the defined benefit restoration plan.

Management continuity agreements

In a situation involving a change in control of our company, our executive officers would face a far greater risk of termination than other salaried employees. To attract qualified executives who might find other job opportunities with less risk to continued employment, we have entered into a management continuity agreement with each of our executive officers. These agreements incentivize our executives to stay with us in the event of an actual or potential change in control, and are an important part of a competitive executive compensation package.

In establishing the terms of these agreements, we looked at similar arrangements established by peer companies with whom we believe we compete for talent and by our former corporate parent. Particular terms in these agreements, including the applicable continuation period and provisions increasing the amount payable to account for excise taxes for agreements entered into prior to 2009, reflect our subjective judgment regarding the terms offered in comparable agreements by peer companies and our desire to offer competitive arrangements for executive employment.

Each continuity agreement provides for continued employment of the individual for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as the individual had immediately prior to the change in control (including average annual increases). The period covered by the agreement is based on the relative responsibilities of the executive officer. For Mr. Macadam, the period is three years; for other executive officers, the period is two years. Under the agreements, the employee would be entitled to certain payments and other benefits if, during the continued employment period, we or our successor were to terminate the individual’s employment for reasons other than “cause”, or the individual voluntarily terminated his employment for a “good reason”. These terms are defined in the agreements.

For an executive to receive payments and benefits under these agreements, two events, or triggers, must occur. First, there must be a change in control of the company, and second, the executive’s employment must be terminated, either by the company, other than for “cause”, or by the executive for “good reason.” The second trigger incentivizes the executive to stay with the company and perform at a high level in the event of a change in control.

For more information about these payments and other benefits, see “Executive compensation — Potential payments upon termination or change in control.”

The Committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance policy

Our severance policies provide benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specific period. The terminated officer is also entitled to receive a pro rata portion of the annual incentive compensation payable for the year in which the officer is terminated, along with a pro rata payout of all LTIP awards based on the number of months the officer was employed in each performance cycle.

The period for which an executive officer is entitled to continue receiving his or her base salary depends on the officer’s level of responsibility. The CEO is entitled to a period of 24 months. Other executive officers are entitled to 12 months. An executive officer who is entitled to receive payments under the change-in-control continuity agreements described above is not entitled to severance benefits.

We believe that our severance policy is consistent with compensation packages for executive officers at other companies similar to ours and therefore is an important component of a competitive compensation package.

Section 162(m) considerations

Under Section 162(m) of the Internal Revenue Code, a public company is limited to a $1 million deduction for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) who are employed at year-end. This limitation does not apply to compensation that qualifies under Section 162(m) as “performance-based compensation.” Some compensation received by our named executive officers may exceed the applicable Section 162(m) deduction limit and not otherwise qualify as “performance-based compensation.” While the Committee retains discretion to make compensation decisions in light of a variety of considerations, compensation decisions for our named executive officers are made after consideration of Section 162(m) implications. The Committee administers the senior executive annual performance plan in a manner designed to permit compensation paid under that plan to qualify as performance based compensation under Section 162(m), by establishing a formulaic maximum award equal to 200% of the target award if the threshold level of performance is achieved. The actual award payout, however, is determined based on the threshold, target and maximum performance goals, and the degree of actual achievement relative to those goals, as described under “Annual performance incentive plan awards” above, which in no event may exceed the formulaic maximum award. The Committee believes that this approach to addressing Section 162(m) serves our shareholders by preserving the tax deductibility of annual incentive awards that might otherwise be limited by Section 162(m).

Executive compensation

The following information relates to compensation paid or payable for 2015 to:

•	our CEO;

•	our CFO;

•	the three other most highly compensated of our executive officers who were serving as executive officers as of December 31, 2015; and
•	our former CFO who was not serving as an executive officer as of December 31, 2015.

We have also included information relating to compensation for 2014 and 2013 for the named executive officers who were also named executive officers in those years.

Summary compensation table

The following table sets forth for the named executive officers:

•	their names and positions held in 2015 (column (a));

•	year covered (column (b));

•	salaries (column (c));

•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));

•	the change for 2015 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•	their total compensation (column (j)), which is the sum of the amounts in columns (c) through (i).

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)	Stock Awards ($)(1) (e)	Stock Options ($) (f)	Non-Equity Incentive Plan Comp.($)(2) (g)	Change in Pension Value and Nonqualified Deferred Comp. Earnings($)(3) (h)	All Other Comp.($) (4) (i)	Total($) (j)
Stephen E. Macadam	2015	850,000	—	1,559,899	—	1,689,206	—	94,095	4,189,200
President and Chief Executive Officer	2014	843,269	—	2,342,951	—	1,202,039	—	173,281	4,561,540
	2013	825,000	—	1,220,452	—	2,026,973	—	92,233	4,164,658

J. Milton Childress II(5)	2015	354,014	—	322,496	—	280,858	68,840	24,527	1,050,735
Senior Vice President and Chief Financial Officer

Kenneth D. Walker	2015	420,000	—	426,315	—	357,600	—	48,182	1,252,097
Senior Vice President and	2014	341,384	—	380,124	—	197,348	28,696	41,777	989,329
Chief Operating Officer	2013	294,038	—	461,178	—	287,957	—	63,491	1,106,664

Marvin A. Riley	2015	278,199	—	498,986	—	317,854	—	33,877	1,128,916
Division President, Fairbanks Morse

Jon A. Cox	2015	340,369	—	205,277	—	325,766	—	31,995	903,407
Division President, Stemco	2014	334,646	—	376,605	—	246,821	324,990	37,195	1,320,256
Group and Chief Innovation and Information Officer

Alexander W. Pease(6)	2015	171,600	—	3,446	—	—	—	439,327	614,373
Former Senior Vice	2014	401,400	—	701,635	—	370,890	—	45,528	1,519,453
President and Chief Financial Officer	2013	390,000	—	561,802	—	637,855	—	42,302	1,631,959

(1)	The annual long-term compensation awards made in 2015 were, in general, subdivided as follows: 30% of the target long-term compensation in an LTIP award payable in cash, 30% in an LTIP award of performance shares and 40% in an award of time-vested restricted stock units. The awards of performance shares and restricted stock units are reflected in this column. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. For awards of restricted stock units, the only assumption we used in determining these amounts was the grant date share price, which in each case was the closing price of our common stock on the day prior to the grant date. The restricted stock units are scheduled to vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units would vest earlier in the event of death, disability or retirement. For awards of performance shares, we assumed the number of shares based on the target level of performance. Assuming maximum payouts under the performance shares, which are 300% of the target levels, the amounts reported above for the restricted stock units and performance shares for 2015 would be as follows: Mr. Macadam, $2,819,892; Mr. Childress, $592,540; Mr. Walker, $791,691; Mr. Riley, $631,583; Mr. Cox, $381,265; and Mr. Pease, $3,446. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2015 for a discussion of the assumptions made in determining the grant date fair values in this column. The reported amounts for any award do not reflect any adjustments for restrictions on transferability.

(2)	For 2015, these amounts consist of amounts earned under our annual performance incentive plans and cash awards earned under our LTIP for the three-year performance cycle ending in 2015. Here is the breakdown for each named executive officer:

	Annual Plan	Cash LTIP Award	Total
Macadam	$600,206	$1,089,000	$1,689,206
Childress	166,652	114,206	280,858
Walker	197,715	159,885	357,600
Riley	191,629	126,225	317,854
Cox	165,881	159,885	325,766
Pease	—	—	—

Pursuant to our management stock purchase deferral plan, the following named executive officers deferred receipt of the following amounts payable to them under our annual performance incentive plans: Mr. Macadam, $359,697; Mr. Childress, $29,927 and Mr. Pease, $13,719.

(3)	For 2015, these amounts consist of the following (total amounts that are negative are included as $0 in the Summary Compensation Table):

	Increase (Decrease) in Actuarial Present Value Under
	Pension Plan	Restoration Plan	Total
Macadam	—	—	—
Childress	$4,223	$64,617	$68,840
Walker	(8,353)	—	(8,353)
Riley	—	—	—
Cox	(73,800)	41,146	(32,654)
Pease	—	—	—

(4)	For 2015, these amounts consist of the following:

	401(k) plan*	Amounts paid for umbrella liability insurance	Non-qualified deferred compensation plan match	Other**	Total
Macadam	$21,200	$626	$72,269	—	$94,095
Childress	15,900	431	8,196	—	24,527
Walker	17,922	431	29,829	—	48,182
Riley	21,200	431	12,246	—	33,877
Cox	13,957	431	17,607	—	31,995
Pease	21,200	431	7,696	$410,000	439,327

*	For Mr. Macadam, includes a matching 401(k) contribution of $15,900 and an employer 401(k) contribution of $5,300. For Mr. Childress, includes a matching 401(k) contribution of $15,900. For Mr. Walker, includes a matching 401(k) contribution of $12,622 and an employer 401(k) contribution of $5,300. For Mr. Riley, includes a matching 401(k) contribution of $15,900 and an employer 401(k) contribution of $5,300. For Mr. Cox, includes a matching 401(k) contribution of $13,957. For Mr. Pease, includes a matching 401(k) contribution of $15,900 and an employer 401(k) contribution of $5,300.

**	For Mr. Pease, the amount includes payment of $410,000, pursuant to a Transition Agreement entered into in connection with his resignation, in consideration of his obligations under that agreement and in lieu of any payments for outstanding LTIP awards for performance cycles ending after 2014, restricted stock or restricted stock units or benefits under or pursuant to any severance plan sponsored by EnPro.

(5)	Mr. Childress was appointed Senior Vice President and Chief Financial Officer upon the effectiveness of Mr. Pease’s resignation of those positions on March 31, 2015.

(6)	On February 18, 2015, Mr. Pease resigned as Senior Vice President and Chief Financial Officer effective on March 31, 2015.

The “Stock Awards” values shown in column (e) of this table include grants of performance shares for three-year long-term incentive cycles. These shares are earned only if we achieve a specified threshold level of performance. The number of shares the officers actually earn will be based on the level of performance. For the purposes of this table, the values shown assume our performance will reach the target level. For more information about our long-term incentive plan, or LTIP, under which we granted these performance share awards, see below under “— Grants of plan-based awards — LTIP awards.”

In February 2016, we paid out long-term incentive plan awards (comprised of LTIP cash awards and performance shares) for cycles ending in 2015. These awards were based on grants made in February 2013 for the 2013-2015 performance cycle. We paid each award according to the achievement of performance goals the Compensation Committee set in early 2013. Participants in this LTIP cycle, including the named executive officers, earned the awards as of December 31, 2015. The cash payments of LTIP awards for 2015 to the named executive officers appear in column (g) of the summary compensation table (see footnote 2 for the exact amounts). The amounts for 2015 in column (e) reflect the fair value on the date they were granted for restricted stock units and performance shares. The fair value was determined in accordance with the rules and regulations of the SEC.

For more information about payouts under our annual performance plan, which are included in the amounts shown in column (g) above (see footnote 2), see the section below entitled “— Grants of Plan-Based Awards — Annual Performance Plan Awards.”

Employment agreement

Our recruitment of Mr. Macadam as our President and Chief Executive Officer included an agreement establishing the terms of his employment. We entered into this agreement on March 10, 2008. It provides for a minimum annual salary of $825,000. It also provided initial awards of stock options and restricted stock upon commencement of his employment. It does not provide for any subsequent equity awards.

The employment agreement makes Mr. Macadam eligible to participate in our annual incentive plan and in our LTIP. His target opportunity in our annual incentive plan is equal to 100% of his annual base salary with a maximum opportunity of 200% of annual base salary. His compensation under our LTIP is set at the discretion of our board of directors at levels that:

•	are comparable to and competitive with the long-term incentive awards granted to the CEOs of similarly sized diversified manufacturing companies,

•	meet standards of internal and external pay fairness,

•	comply with existing legal and regulatory requirements,

•	are consistent with our compensation objectives,
•	meet the approval of our independent compensation consultant, and

•	appropriately reward performance that enhances the value of our shares and furthers our strategic and financial objectives.

The employment agreement will end upon Mr. Macadam’s death, resignation or termination of employment by EnPro. We may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The employment agreement requires Mr. Macadam to maintain confidential information and includes a covenant against certain activities in competition against EnPro for two-years following termination of employment.

Pursuant to the employment agreement, we entered into a management continuity agreement with Mr. Macadam. The management continuity agreement and the provisions for severance in the event of the termination of Mr. Macadam’s employment are described below in “— Potential payments upon termination or change in control.”

Grants of plan-based awards

The following table provides additional information about awards we granted in 2015 to the named executive officers under our annual performance plans, awards payable in cash under our LTIP and awards of performance shares and awards of restricted stock units under our Amended and Restated 2002 Equity Compensation Plan.

									All Other Stock Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) (l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Plan	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Stephen E. Macadam	Annual Plan(1)	2/18/2015	446,250	892,500	1,785,000	—	—	—	—	—	—	—
	LTIP	2/18/2015	315,000	630,000	1,890,000	—	—	—	—	—	—	—
	Equity Plan	2/18/2015	—	—	—	4,937	9,873	29,619	—	—	—	629,996
	Equity Plan	2/18/2015	—	—	—	—	—	—	14,573	—	—	929,903

J. Milton Childress II	Annual Plan(1)	2/18/2015	123,905	247,809	495,618	—	—	—	—	—	—	—
	LTIP	2/18/2015	67,500	135,000	405,000	—	—	—	—	—	—	—
	Equity Plan	2/18/2015	—	—	—	1,058	2,116	6,348	—	—	—	135,022
	Equity Plan	2/18/2015	—	—	—	—	—	—	2,938	—	—	187,474

Kenneth D. Walker	Annual Plan(1)	2/18/2015	147,000	294,000	588,000	—	—	—	—	—	—	—
	LTIP	2/18/2015	91,350	182,700	548,100	—	—	—	—	—	—	—
	Equity Plan	2/18/2015	—	—	—	1,432	2,863	8,589	—	—	—	182,688
	Equity Plan	2/18/2015	—	—	—	—	—	—	3,818	—	—	243,627

Marvin A. Riley	Annual Plan(1)	2/18/2015	76,505	153,009	306,018	—	—	—	—	—	—	—
	LTIP	2/18/2015	33,150	66,300	198,900	—	—	—	—	—	—	—
	Equity Plan	2/18/2015	—	—	—	520	1,039	3,117	—	—	—	66,299
	Equity Plan	2/18/2015	—	—	—	—	—	—	4,385	—	—	279,807
	Equity Plan	7/27/2015	—	—	—	—	—	—	3,000	—	—	152,880

Jon A. Cox	Annual Plan(1)	2/18/2015	93,602	187,203	374,406	—	—	—	—	—	—	—
	LTIP	2/18/2015	43,998	87,975	263,925	—	—	—	—	—	—	—
	Equity Plan	2/18/2015	—	—	—	690	1,379	4,137	—	—	—	87,994
	Equity Plan	2/18/2015	—	—	—	—	—	—	1,838	—	—	117,283

Alexander W. Pease	Equity Plan	2/18/2015	—	—	—	—	—	—	54	—	—	3,446

(1)	For 2015 awards under our annual performance incentive plans, payouts are based on relevant performance results against specified threshold, target and maximum performance levels. The committee administers the annual performance plans to provide for payouts at a threshold level of performance at 50% of the target payout, payouts at a target level of performance at 100% of the target payout, and payouts at a maximum level of performance at 200% of the target payout. Performance between any of the established levels yields a proportional payout.

(2)	The amounts in this column reflect the grant date fair value under FASB ASC Topic 718 of respective awards in 2015 of performance share opportunities and restricted stock units.

Annual performance plan awards

In February 2015, the Compensation Committee granted each named executive officer then employed by us an opportunity for an award in 2015 under our annual performance plans. Information about these award opportunities is reported in the Annual Plan line beside each officer’s name in the table above under the section, Grants of plan-based awards. The 2015 payout amounts are included in column (g) of the summary compensation table and broken out in footnote 2 to the summary compensation table.

Mr. Macadam participates in our senior executive annual performance plan. Annual performance incentive awards for Mr. Childress and Mr. Walker were made under a similar plan for other corporate officers that permits adjustments for unusual items. Such adjustments are not permitted under our senior executive annual performance plan. Annual performance incentive awards for Mr. Riley and Mr. Cox were made under our management annual performance plan. This plan operates identically in all material respects with the plan in which Mr. Childress and Mr. Walker participate, except that one-half of the awards under the management annual performance plan is based on the same corporate-wide performance measures and weightings applicable to the other NEOs and the remaining one-half is based on performance measures applicable to the respective division for which the plan participant has responsibility.

These plans and the awards made under these plans to the NEOs in 2015 are described in “Compensation discussion and analysis — Compensation analysis —Annual performance incentive plan awards.”

LTIP awards

Our long-term compensation awards made in 2015 combined restricted stock units and LTIP awards payable in cash and performance shares. Under our LTIP, the Committee may provide an opportunity for long-term incentive compensation to plan participants in any year. Each opportunity sets a target award based on corporate performance over a three-year cycle. The Committee establishes the performance required for payouts at the time it grants the awards, which is generally in the first part of the first year in the cycle. For each award, there is a threshold performance level below which the participants will earn no award and a maximum performance level at which the participants will earn the maximum award. If performance shares are earned, they will be paid in an equal number of shares of our common stock. However, the recipients will not actually own any of these shares unless our corporate performance through the end of the three-year performance cycle reaches at least the threshold level.

The LTIP and the awards made under the LTIP to the NEOs in 2015 are described in “Compensation discussion and analysis — Compensation analysis —Long-term compensation — Awards granted in 2015.”

Restricted stock unit awards

For 2015, the Committee determined that, in general, 40% of the target long-term compensation would be payable in the form of restricted stock units. In recognition of the success of the Fairbanks Morse division, including progress on new engine development, and to provide additional incentive for retention, the Committee authorized the grant of an additional 6,000 restricted stock units to Mr. Riley.

In 2015, we granted additional restricted stock units to named executive officers who elected to participate in our management stock purchase deferral plan. This plan permits officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation. The deferred amounts credited to their accounts are based on the value of our common stock. Participants in that plan are eligible to receive restricted stock unit awards equal to 25% of the amount deferred. The award of restricted stock units to Mr. Pease in 2015 was pursuant to this deferral plan.

All 2015 awards of restricted stock units to the named executive officers were made under our Amended and Restated 2002 Equity Compensation Plan. The units vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units would vest earlier in the event of death, disability or a change in control of the company. In the event of an executive’s retirement, the restricted stock units vest pro rata based on the number of months he or she was employed after the grant date through the retirement date compared to the scheduled 36-month period.

Recipients of restricted stock units are not entitled to receive dividends (if dividends are paid) before the units vest. However, when the units vest, the recipient is entitled to receive one share of common stock for each restricted stock unit vesting plus a cash payment equal to the aggregate amount of any cash dividends paid on the shares from the date of the award through the date the units vest. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders.

Outstanding equity awards at fiscal year-end

The following table is a snapshot as of the end of 2015 of equity awards to our named executive officers. The officers have not yet realized the benefits of these rewards. Other than the option awards in column (b), the awards either have not vested or the officers have not yet earned them.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Stephen E. Macadam	91,318	—		34.55	4/13/2018	—		—	—		—
	12,125	8,429	(2)	42.24	2/10/2021	—		—	—		—
	—	—		—	—	14,998	(3)	657,512	—		—
	—	—		—	—	24,744	(4)	1,084,777	—		—
	—	—		—	—	14,573	(5)	638,880	—		—
	—	—		—	—	—		—	3,937	(6)	172,598
	—	—		—	—	—		—	29,619	(7)	1,298,497
J. Milton Childress II	—	—		—	—	1,295	(3)	56,773	—		—
	—	—		—	—	2,568	(4)	112,581	—		—
	—	—		—	—	2,938	(5)	128,802	—		—
	—	—		—	—	—		—	412	(6)	18,062
	—	—		—	—	—		—	6,348	(7)	278,296
Kenneth D. Walker	—	—		—	—	1,813	(3)	79,482	—		—
	—	—		—	—	3,969	(4)	174,001	—		—
	—	—		—	—	5,000	(8)	219,200	—		—
	—	—		—	—	3,818	(5)	167,381	—		—
	—	—		—	—	—		—	661	(6)	28,978
	—	—		—	—	—		—	8,589	(7)	376,542
Marvin A. Riley	—	—		—	—	1,431	(3)	62,735	—		—
	—	—		—	—	2,856	(4)	125,207	—		—
	—	—		—	—	4,385	(5)	192,238	—		—
	—	—		—	—	3,000	(9)	131,520	—		—
	—	—		—	—	—		—	476	(6)	20,868
	—	—		—	—	—		—	3,117	(7)	136,649
Jon A. Cox	—	—		—	—	1,813	(3)	79,482	—		—
	—	—		—	—	3,953	(4)	173,300	—		—
	—	—		—	—	1,838	(5)	80,578	—		—
	—	—		—	—	—		—	645	(6)	28,277
	—	—		—	—	—		—	4,137	(7)	181,366

(1)	We calculated these values using a price of $43.84, the closing price per share of our common stock on the NYSE on December 31, 2015.

(2)	These options vested on February 10, 2016.

(3)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vested on February 5, 2016.

(4)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 5, 2017.

(5)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 18, 2018.

(6)	The amounts for these outstanding awards for the 2014–2016 LTIP cycle are presented at the threshold performance levels. The awards for the 2014–2016 LTIP cycle generally will vest December 31, 2016.

(7)	The amounts for these outstanding awards for the 2015–2017 LTIP cycle are presented at the maximum performance levels, which is 300% of the target levels. The awards for the 2015–2017 LTIP cycle generally will vest December 31, 2017.

(8)	The restricted shares of common stock awarded to Mr. Walker vest on October 2, 2016.

(9)	The restricted stock units awarded to Mr. Riley vest on July 27, 2018.

Option exercises and stock vested

This table provides information about amounts the named executive officers realized in 2015 from equity awards.

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Stephen E. Macadam	2,367	61,305	(1)	—	—
	—	—		6,574	409,955	(2)
	—	—		8,973	572,567	(3)
J. Milton Childress II	—	—		645	40,222	(2)
	—	—		881	56,217	(3)
Kenneth D. Walker	—	—		813	50,699	(2)
	—	—		1,109	70,765	(3)
Marvin A. Riley	—	—		398	24,819	(2)
	—	—		544	34,713	(3)
Jon A. Cox	—	—		880	54,877	(2)
	—	—		1,202	76,700	(3)
Alexander W. Pease	—	—		4,942	308,183	(2)
	—	—		2,651	169,160	(3)

(1)	Value realized based on $68.14 per share, the closing price of our common stock on March 16, 2015, the day the options were exercised.

(2)	Value realized based on $62.36 per share, the closing price of our common stock on February 5, 2015, the trading day preceding the day the stock award vested.

(3)	Value realized based on $63.81 per share, the closing price of our common stock on February 17, 2015, the trading day preceding the day the performance levels for the 2013-2015 performance period were certified and the performance shares for that period vested.

Pension benefits

The following table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of each officer’s accumulated benefit under each plan. The values are lump sums of the annual benefit earned as of December 31, 2015. The sums would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Note 14 to our Consolidated Financial Statements in our 2015 annual report.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
Stephen E. Macadam(1)	Pension	—	—
	Restoration	—	—
J. Milton Childress II	Pension	10.0	349,086
	Restoration	10.0	348,818
Kenneth D. Walker(1)	Pension	5.5	87,593
	Restoration	—	—
Marvin A. Riley(1)	Pension	—	—
	Restoration	—	—
Jon A. Cox	Pension	20.0	483,647
	Restoration	20.0	562,764
Alexander W. Pease(1)	Pension	—	—
	Restoration	—	—

(1)	Mr. Macadam and Mr. Riley do not, and Mr. Pease did not, participate in any of our defined benefit plans. All existing defined benefit plans were closed to new participants prior to the date that each of them joined EnPro. Mr. Walker participates only in the pension plan, but his participation in that plan was frozen in 2006, when continued participation in that plan was frozen for participants not then 40 years of age.

We currently maintain two defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The other provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan.

Pension plan

Benefits under our pension plan are paid monthly as a life annuity. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. If a participant chooses to receive payments before age 62, benefits accrued due to service with the company through December 31, 2006 will be reduced by 4% per year of age below age 62. Payments of these benefits will not be reduced if the participant waits until after age 62. If a participant chooses to receive payments before age 65, benefits accrued due to service after December 31, 2006 will be reduced by 5% per year of age below age 65.

A salaried participant’s benefit is determined by the greater of the participant’s average compensation over the final 60 months of employment or the highest consecutive 60 months of the participant’s compensation during the final 120 months of the participant’s employment. For purposes of the plan, “compensation” means base pay plus annual incentive plan awards. However, compensation for the pension plan is limited under the federal tax code. The limit was $265,000 in 2015. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2015, this limit was $210,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan. The pension plan was closed to new participants at that time. Salaried employees who were hired prior to January 1, 2006 and who were at least age 40 on December 31, 2006 could choose either to accept the additional benefit under our 401(k) plan or continue to accrue benefits under the pension plan. Each of the named executive officers then employed by us and aged 40 or older chose to continue to accrue future benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan. Of the named executive officers, only Mr. Childress and Mr. Cox continue to accrue benefits under the pension plan. Mr. Walker’s benefits under the pension plan were frozen in 2006.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration plan

The restoration plan is designed to create a benefit equal to what a participant would receive under the pension plan if the federal tax code compensation and benefit limits did not exist. To achieve this total, the restoration plan pays an amount additional to the amount provided under the pension plan. The restoration plan also provides benefits on compensation that is deferred and not taken into account under the pension plan.

Compensation is defined the same way as in the pension plan, except that it includes compensation deferred under our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment.

Of the named executive officers, only Mr. Childress and Mr. Cox participate in this plan.

Because this is a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

Non-qualified deferred compensation

Our deferred compensation plan allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

In 2012, we adopted a management stock purchase deferral plan to permit officers and other senior personnel to defer up to 50% of annual incentive compensation for five years or more. The deferred amounts are credited to accounts based on the value of our common stock. Participants in the stock purchase deferral plan are eligible to receive restricted stock units equal to 25% of the amount deferred. The units have a three-year vesting period and are payable in shares of common stock at the same time the related annual incentive deferrals are payable.

The following tables provide information about amounts we and the executives contributed to these plans in 2015 and about earnings and withdrawals under these plans. The last column shows each officer’s total account balance as of the end of the year for these plans.

Deferred compensation plan

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (2) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	101,142	72,269	22,954	—	2,549,814
J. Milton Childress II	11,039	8,196	(2,457)	—	146,547
Kenneth D. Walker	23,876	29,829	85	—	103,989
Marvin A. Riley	23,677	12,246	99	—	53,791
Jon A. Cox	28,444	17,607	4,964	—	475,390
Alexander W. Pease	13,728	7,696	(1,351)	229,269	3,207

(1)	Each officer’s contributions during 2015 were deferred from his salary or annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)	These amounts appear in the “All Other Compensation” column, column (i), of the summary compensation table (see footnote 4 to that table).

Management stock purchase deferral plan

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	359,697	—	(190,644)	—	450,846
J. Milton Childress II	29,927	—	(15,815)	—	37,396
Kenneth D. Walker	—	—	—	—	—
Marvin A. Riley	—	—	—	—	—
Jon A. Cox	—	—	—	6,056	14,780
Alexander W. Pease	13,719	—	(2,639)	11,037	43

(1)	Each officer’s contributions during 2015 were deferred from his annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table as “Non-Equity Incentive Plan Compensation” (column (g)).

Under the deferred compensation plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual incentive plan compensation and any cash LTIP payout. We match dollar for dollar the first 6% of salary and annual incentive plan compensation an officer defers under the plan, provided that the officer receives the maximum match permitted under our 401(k) plan. The same matching contribution rate applies under our 401(k) plan. Any officer hired after our pension plan was closed to new participants in 2006 receives an additional contribution from the company equal to 2% of the amount of the officer’s salary and annual incentive compensation that exceeds the IRS compensation limit for the year ($265,000 for 2015).

The executive officers who participate in the plan direct their investments. Investment options are the same as those available under the 401(k) plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The investment options currently available under the plan and the 2015 gain or loss for each option are listed in the following table.

Investment Option	2015 Return (%)
Schwab Retirement Advantage Money	0.01
Dodge & Cox Stock	(4.47)
T. Rowe Price Mid-Cap Growth	6.56
BlackRock Global Allocation Instl	(0.83)
Columbia Small Cap Value Fund II Z	(2.90)
PIMCO Total Return Instl	0.73
Invesco Equity and Income Y	(2.10)
American Funds Europacific Growth R6	(0.48)
Nuveen Winslow Large-Cap Growth I	6.54
Virtus Emerging Markets Opportunities I	(8.55)
American Beacon Stephens Sm Cp Gr Instl	(4.74)
Vanguard Selected Value Inv	(3.80)
Vanguard Total Bond Market Index Adm	0.40
Vanguard Extended Market Idx Adm	(3.27)
Vanguard Total Intl Stock Index Admiral	(4.26)
Vanguard Institutional Index I	1.37

When a participant is first eligible for the deferred compensation plan, he or she may elect to receive payment of their account balances upon leaving the company in one of the following ways:

•	a single lump sum cash payment as soon as practicable after termination (generally within 75 days);

•	a single lump sum cash payment in a year specified by the participant (but not later than the year in which the participant turns 65);

•	either five or ten annual installments with the first installment paid as soon as practicable after termination; or

•	either five or ten annual installments with the first installment paid in a year specified by the participant (but not later than the year in which the participant attains age 65).

A participant who does not elect a method of payment will be paid a single lump sum in cash as soon as practicable after termination (generally within 75 days but subject to a delay of up to six months if required by certain federal tax rules). A payment election can be changed only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Amounts deferred under the management stock purchase deferral plan are credited to an account denominated in stock units. The number of units is based on the fair market value of our common stock on the date of deferral. Additional stock units will be credited to deferral accounts for any cash dividends paid on our common stock during the deferral period. The additional units will be based on the number of stock units in the participating employee’s account and will be paid in whole and fractional units. Payments of amounts under the management stock purchase deferral plan are to be made in cash, based on the fair market value of our common stock at the time of payment. At the election of the participating employee, payments can be made either:

•	upon the termination of the employee’s service or

•	upon the earlier of the employee’s termination date or a date specified by the employee at the time the deferral is elected (the date specified must be within the fifth calendar following the year of deferral or later).

The management stock purchase deferral plan permits participants to adjust the deferral periods they elect, subject to specified restrictions, and to receive early payments of deferred amounts in the event of unforeseen emergencies. Early payments are subject to the conditions specified in the management stock purchase deferral plan. A six-month delay applies to payments to certain participants upon termination of service.

In connection with the deferral of annual incentive compensation under the management stock purchase deferral plan, participants are eligible to receive restricted share units under our Amended and Restated 2002 Equity Compensation Plan. These units are awarded at the time of the deferral and subject to the determination of the Committee. To determine the number of restricted share units a participant is eligible to receive, the whole number of stock units then credited to the participant’s account under the management stock purchase deferral plan is divided by four and rounded up to the next whole share.

The Committee may determine either to proportionately reduce the number of restricted share units being awarded to all participants receiving such awards as of a given grant date or to make no such awards at all.

The restricted share units would vest three years after the grant date, with earlier vesting upon death, disability or retirement after the first anniversary of the date of grant. In the case of retirement, proportionate incremental amounts of the restricted share units vest based on the date of retirement. Unvested restricted share units are forfeited upon the participant’s termination of service. Vested restricted share units are payable upon payment of the associated amount deferred under the management stock purchase deferral plan. A vested restricted share unit is payable in one share of our common stock plus cash equal to the aggregate amount of cash dividends paid on one share of our common stock from the grant date up to and including the applicable payment date. Such awards of restricted share units are to be made in accordance with the terms of the Equity Plan and are to be evidenced by separate award agreements under the Equity Plan.

Because the deferred compensation plan and the management stock purchase deferral plan are non-qualified plans, benefits are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential payments upon termination or change in control

Double-trigger management continuity agreements

We have agreements with each of our current executive officers designed to encourage them to carry out their duties in the event of a change in control of our company. The management continuity agreements are not ordinary employment agreements. They do not provide any assurance of continued employment, or any severance beyond what we provide under the terms of our severance policy, unless there is a change in control of our company.

Under these agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);

•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company in which our existing shareholders own more than 70% of the outstanding common stock and combined voting power in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the officer’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the officer to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers who are currently employees are as follows:

Macadam	3 years
Childress	2 years
Walker	2 years
Riley	2 years
Cox	2 years

If we or our successor terminate an executive officer’s employment during his continuation period, other than for “cause,” or he voluntarily terminates his employment for a “good reason” (in each case as defined in the agreement), he would be entitled to the following payments and benefits:

•	A lump sum cash payment of his annual base salary for a specified payment period. The payment periods for our named executive officers are:

Macadam	3 years
Childress	2 years
Walker	2 years
Riley	2 years
Cox	2 years

•	A lump sum cash payment of his pro rata target annual incentive plan compensation for the year of termination.

•	A lump-sum cash payment equal to the market value (as defined in the agreement) of the performance shares awarded to the individual under the LTIP for each incomplete performance period. The number of shares would be based on a specified mix of actual and targeted performance.

•	A lump-sum cash payment intended to approximate continuation of annual incentive plan compensation for the rest of the payment period. This payment will be equal to the number of years in the individual’s payment period, multiplied by the greatest of (1) his or her most recent annual incentive plan payout, (2) his or her target annual incentive plan compensation for the year of termination, or (3) his or her target annual incentive plan compensation for the year in which the change in control occurs.

•	A lump-sum cash payment intended to approximate the value of foregone performance share and phantom performance share LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a number specified for each individual multiplied by the greatest of (1) 1/12 of the number of performance shares actually awarded the officer for the most recently completed cycle, (2) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the termination of employment and (3) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Macadam	24
Childress	16
Walker	16
Riley	16
Cox	16

•	If the officer is under age 55, or over age 55 and not eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period, as well as the ability to exercise any vested options during his payment period.

•	If the officer is at least age 55 and is eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs to which the officer would be entitled under the company’s general retirement policies if the officer retired, and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period, as well as the ability to exercise any vested options during his payment period.

•	In addition to the benefits to which he was entitled under our retirement plans, a lump-sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	For Mr. Macadam and for Mr. Childress (who entered into his continuity agreement in 2006), a tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits. We have not included a provision for such a payment in any continuity agreement that we have entered into since 2008. Instead, the agreements with Mr. Walker, Mr. Riley and Mr. Cox include provisions to scale back payments under the agreement in the event that the payments otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and such reduction would result in the officer retaining a larger amount on an after-tax basis.

In addition, each officer is entitled to reimbursement of attorneys’ fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.”

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2015. The table does not include a pro rata annual incentive plan compensation for the year of termination because even without these agreements, the officers would be entitled to their full 2015 annual incentive plan compensation if they had been terminated without cause on December 31.

Name	Salary and Annual Incentive Plan Compensation Continuation ($)	Foregone LTIP Awards ($)	Pro Rata LTIP Awards ($)	Options, Restricted Shares and Restricted Stock Units ($)	Continuation of Benefits ($)	Additional Pension Payment ($)	Estimated Tax Gross-up ($)	Scale-back Adjustment ($)	Total ($)
Macadam	5,227,500	4,300,781	966,200	2,332,886	58,719	—	—	N/A	12,886,086
Childress	1,275,000	305,013	140,230	288,950	32,948	134,848	—	N/A	2,176,989
Walker	1,428,000	420,938	205,730	640,063	40,101	—	N/A	(84,825)	2,650,007
Riley	1,003,258	332,319	111,257	380,181	13,562	—	N/A	—	1,840,577
Cox	1,069,500	420,938	149,717	329,721	36,680	125,117	N/A	—	2,131,673

Options, restricted share and restricted stock unit awards

Upon a change in control, restrictions under the restricted share awards to our executive officers lapse, and unvested stock options and restricted stock unit awards vest. The following table sets forth the value of outstanding options, restricted share awards and restricted stock unit awards at December 31, 2015 that either would have vested or restrictions would have lapsed if a change in control had occurred on December 31, 2015. The value is based on the $43.84 per share closing price of our common stock on the NYSE on December 31, 2015.

Name	Value of Options, Restricted Shares and Restricted Stock Units ($)
Macadam	2,394,658
Childress	298,156
Walker	640,064
Riley	511,700
Cox	333,359

Severance benefits

Our written policies provide severance benefits to all of the full-time employees at our corporate office, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to receive his or her base salary for a specified period of time, which we refer to as the “severance period”. However, if an officer’s total severance pay exceeds two times the maximum amount eligible for a qualified retirement plan under Section 401(a)(17) of the federal tax code ($265,000 in 2015), it will be paid to the officer in a lump sum no later than March 15 of the year following termination of the officer’s employment. Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual incentive plan compensation and outstanding LTIP awards through the date of termination. The length of the severance period increases with the employee’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer.

The severance periods for our named executive officers are:

Macadam	24 months
Childress	12 months
Walker	12 months
Riley	12 months
Cox	12 months

Our severance policies are superseded by the management continuity agreements described above in the event of any termination following a change in control.

The following table estimates the severance benefits we would owe the named executive officers under these policies, or for Mr. Pease under the terms of the agreement we entered into with him in connection with his resignation, if they had been terminated on December 31, 2015 (assuming no prior change in control). The table does not include pro rata annual performance plan compensation for the year of termination because even without this severance policy, the officers would be entitled to their full 2015 annual performance plan compensation if they were terminated without cause on December 31.

Name	Salary Continuation ($)	Continuation of Benefits ($)	Pro Rata LTIP Awards ($)(1)	Outplacement ($)	Total ($)
Macadam	1,700,000	39,146	966,200	85,000	279,0346
Childress	375,000	16,473	140,230	37,500	569,203
Walker	420,000	20,050	205,729	42,000	687,779
Riley	345,000	18,340	149,716	34,500	547,556
Cox	310,000	6,781	111,256	31,000	459,037
Pease(2)	410,000	—	—	—	410,000

(1)	Pro rata LTIP award calculations reflect an assumed value of $43.84 per share, the closing price per share of our common stock on the NYSE on December 31, 2015.

(2)	Mr. Pease resigned as Senior Vice President and Chief Financial Officer effective as of March 31, 2015, but continued as an employee through May 31, 2015. In connection with Mr. Pease’s resignation, we entered into an agreement with him pursuant to which we agreed to make a lump sum payment to him of $410,000, less withholding for taxes, in consideration of his obligations under the agreement to provide transition services and his confirmation of his non-competition and non-solicitation obligations, as well as in lieu of any and all payments with respect to any unvested annual performance and long-term incentive performance awards, restricted stock awards or restricted stock units or benefits under or pursuant to any severance plan sponsored by us.

Proposal 2 — Advisory vote approving executive compensation

(Item 2 on the proxy card)

The EnPro board of directors provides our shareholders with the opportunity to cast an annual advisory vote on the compensation paid to our named executive officers. Their compensation is reported in our proxy statement for the annual meeting of shareholders. To provide this opportunity to our shareholders, we will present the following resolution to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2016 annual meeting of shareholders.”

This vote does not bind the company. However, the board of directors and the Compensation and Human Resources Committee, which is comprised only of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

As we describe in detail under “Compensation discussion and analysis,” we design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objective is to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is tied to business performance. A substantial portion of each executive officer’s total compensation opportunity is based on our financial results, and that portion increases with the officer’s level of responsibility.

•	is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests.

•	enhances retention of our executives. Much of their total compensation vests over several years.

•	links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value.

•	enables us to compete effectively for talented individuals who will help us successfully execute our business plan.

•	does not encourage our executives to take unnecessary or excessive risks.

Compensation analysis

Our compensation program ties pay to the achievement of both annual and long-term goals for the performance of our company. We set these goals each year and tie both annual and three-year incentive awards to achieving them. We make little or no payment for poor performance against our goals, but our executives can earn significant payment relative to their salary levels for superior performance against them.

In 2015, we were challenged by economic headwinds in many of our markets and the impact of the increasingly strong U.S. dollar, which limited our ability to deliver overall improved operating results. In addition, due to the persistent weakness in the market for maintenance of reciprocating compressors used in gas gathering, processing and transmission applications, particularly in Western Canada, and the expectation that market conditions in these areas would not rebound soon, in 2015 we booked a non-cash impairment charge of $47.0 million (before taxes) for goodwill and intangible assets associated with our CPI division. As a consequence, our operating income after adjustment, including for the goodwill and intangible asset impairment charge, was 9.2% lower in 2015 compared to 2014.

Our 2015 financial performance is reflected in the reduced annual incentive compensation reported for our Chief Executive Officer for 2015. The annual incentive compensation for our Chief Executive Officer as included in the summary compensation table on page 40 of this proxy statement was 16.6% lower for 2015 compared to 2014.

Our Chief Executive Officer’s total non-equity incentive compensation increased in 2015 compared to 2014 as a result of amounts earned under long-term incentive awards. His long-term incentive plan compensation increased from 2014 to 2015 as a result of the inclusion on a pro forma basis of our de-consolidated GST subsidiary in the calculation of relevant results for 2015 due to significant positive developments in 2015 in GST’s asbestos claims resolution process. We believe these significant positive developments led to the recently announced consensual settlement to permanently resolve asbestos claims against GST, as well as our Coltec Industries Inc subsidiary. We believe that this settlement, which is subject to approval by claimants and applicable court approval, will, when consummated, provide certainty and finality in the resolution of these asbestos claims, along with the formal reconsolidation of GST’s financial results with ours. GST was not included in the calculation of relevant results for 2012, the initial measurement year for these awards. The successful resolution of the ACRP has been a key objective for increasing shareholder value. The effect of these developments in GST’s asbestos claims resolution process on outstanding long-term incentive compensation awards is limited only to the long-term incentive awards maturing in 2015, as subsequent awards reflect the pro forma inclusion of GST in results for both the initial measurement year and the final measurement year.

For a more complete discussion of our accomplishments in 2015, please see “Compensation discussion and analysis — Business Highlights” on page 27.

We routinely engage with our shareholders and have adopted changes to address their concerns

Through the course of each year, we have dialogues with numerous shareholders, including regular conversations with many of our largest shareholders. We cover a wide-range of topics in these discussions, including executive compensation. In our conversations with them, our shareholders generally support our pay practices and strategic direction. We take their views into account as we seek to align our policies and practices with their interests.

We employ best practices in executive compensation

•	We balance short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.

•	We align the interests of our executive officers with the interests of our shareholders. We require our officers to own and retain meaningful amounts of stock and to increase their ownership as their levels of responsibility increase.

•	Our Compensation and Human Resources Committee relies on an independent executive compensation consultant to evaluate our compensation plans. The consultant reports directly to the committee and provides no other services to our company.
•	No employee receives special perquisites.

•	Our policies prohibit executives from hedging ownership of EnPro stock and restrict executives from pledging of EnPro stock.

•	Our clawback policy entitles us to recover performance-based compensation from any executive officer whose fraud or willful misconduct requires a material restatement of our financial results.

We encourage our shareholders to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The board of directors unanimously recommends that you vote FOR the adoption of the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement.

Proposal 3 — Approval of an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan

(Item 3 on the proxy card)

The board of directors is submitting a proposal for approval by the shareholders of an amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan, which was last approved by the shareholders in 2014. In this section of the proxy statement, we refer to this plan, as so amended, as the “Equity Plan.” The amendment and restatement of the Equity Plan would increase the number of shares of our common stock issuable in connection with awards under the Equity Plan by 925,000 shares. In addition, the amendment and restatement would extend the term under which awards may be made under the Equity Plan from February 10, 2019 to February 24, 2026.

Our board of directors believes the Equity Plan is an important factor in attracting, keeping and motivating key employees, and further believes that the type of incentive compensation offered under the Equity Plan should continue to be offered in the future.

The following general discussion of the Equity Plan, including the increase in the number of shares and other changes reflected in the proposed amendment and restatement, is qualified by reference to the copy of the Equity Plan that is attached to this proxy statement as Annex A. The board approved the Equity Plan, subject to shareholder approval, at its February 24, 2016 meeting.

Effect of the proposed amendment and restatement

The Equity Plan currently limits the aggregate number of shares of common stock available for delivery pursuant to the Equity Plan since its inception in 2002 to 5,225,000 shares. The proposed amendment and restatement would increase the number of shares that may be delivered by 925,000 shares. Since the adoption of the Equity Plan in May 2002 through March 1, 2016, an aggregate of 4,394,811 shares of our common stock have been issued pursuant to the Equity Plan. At March 1, 2016, there were:

•	21,795,319 shares of our common stock outstanding, not including the 195,499 shares held by our subsidiaries;

•	111,872 options outstanding with an average exercise price of $35.45, an average remaining term to expiration of 2.6 years and no right to participate in dividends paid prior to exercise;

•	274,969 unvested restricted shares and restricted stock units outstanding;

•	78,051 shares deliverable under outstanding phantom share awards to outside directors;

•	awards for an additional 321,577 shares reserved for outstanding performance share awards under the LTIP plan based on maximum performance levels (128,574 shares reserved based on target performance levels); and

•	43,720 shares available for future grants of awards.

By increasing the number of shares authorized to be available for delivery under the Equity Plan by 925,000 shares, we would have an aggregate of 968,720 shares available for future awards, which would represent approximately 4.3 percent of our fully diluted shares. Our board of directors believes that this 925,000 share increase is required to permit us to continue to offer the type and amount of incentive compensation needed to attract, keep and motivate key employees.

In addition, the amendment and restatement would extend the date by which awards may be made under the Equity Plan from February 10, 2019 to February 24,

2026, the tenth anniversary of the date of the board of directors’ approval of the amendment and restatement.

Because the proposed amendment and restatement of the Equity Plan would increase the number of shares that may be issued under the Equity Plan and extends the date by which awards may be made under the Equity Plan, shareholder approval of the amendment and restatement is required under the rules of the NYSE.

We are also seeking shareholder approval of the amendment and restatement of the Equity Plan under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the deduction for compensation paid by a public company to each of its chief executive officer and three additional most highly compensated officers (other than the chief financial officer) to $1.0 million per year, unless the compensation is excludable from the deduction limit as qualified “performance-based compensation.” In addition to other requirements, for awards of shares to qualify as performance-based compensation under Section 162(m), the shares must be issued pursuant to a plan approved by the shareholders. Although we are seeking the shareholders’ approval of the amendment and restatement of the Equity Plan under Section 162(m), we may issue any or all of the shares authorized under the Equity Plan pursuant to awards, such as restricted share awards or restricted stock unit awards, that are not intended to qualify as performance-based compensation under Section 162(m).

In addition, as described below (see “General provisions of the Equity Plan — Performance share awards”), the Equity Plan permits awards of performance shares based on performance measures selected, at the time of the award, from a specified list. Under Treasury regulations, because the Equity Plan permits this discretion in selecting the performance measures used in performance share awards, the shareholders must re- approve the Equity Plan at least every five years in order for performance share awards under the Equity Plan to continue to be eligible to qualify as performance-based compensation excluded from the non-deductibility limitations of Section 162(m). The shareholders’ approval of the proposed amendment and restatement of the Equity Plan at the 2016 annual meeting will be deemed to constitute a re-approval of the Equity Plan for this purpose.

In the event that the shareholders do not approve the proposed amendment and restatement of the Equity Plan, the Equity Plan will not be amended and restated as described herein. In such event, we would be able to continue to make awards under the existing terms of the

Equity Plan, up to the amount previously approved by the shareholders, through February 10, 2019.

The following table sets forth for each of 2015, 2014 and 2013, the number of options, restricted stock units and shares of restricted stock granted in the year, the number of performance shares vested in the year, the total of these amounts and our weighted average shares outstanding (basic) for the year.

Year	Options Granted	Performance Shares Vested	Restricted Stock Units Granted	Restricted Share Awards Granted	Total	Weighted Average Shares Outstanding (Basic)
2015	—	98,230	94,623	—	192,853	22,500,000
2014	—	31,091	127,054	—	158,145	23,100,000
2013	—	70,381	99,174	11,330	180,885	20,900,000

General provisions of the Equity Plan

Participants

Awards under the Equity Plan may be made to any salaried, full-time employee of EnPro or any of our majority-owned subsidiaries or, in certain circumstances, to our outside directors. A total of 204 full-time employees, including all of our executive officers, received awards under the Equity Plan in 2015, and eight outside directors received awards of phantom shares under the Equity Plan in 2015.

Plan administration

The Equity Plan is administered by the Compensation and Human Resources Committee, which we refer to in this section of the proxy statement as the “Committee.” The Committee is comprised entirely of “independent directors,” as that term is defined by the listing standards of the NYSE. The Committee has full power and authority to interpret and administer the Equity Plan, and its decisions and interpretations are conclusive and binding.

The Committee may delegate to senior officers the authority to make awards with respect to not more than 10% of the shares authorized under the Equity Plan, except that only the Committee or a subcommittee may make awards to participants who are subject to Section 16 of the Exchange Act.

Shares subject to plan

For purposes of calculating the number of shares of common stock available for delivery, the following rules apply:

•	Shares issued or issuable under the Equity Plan that are withheld from an award or separately surrendered by the participant in payment of any exercise price or taxes relating to such an award are deemed to constitute shares delivered to the participant and will not be available for future awards under the Equity Plan; and

•	Any shares of common stock that are not issued or are returned us, as a result of forfeiture, expiration, cancellation, termination or cash settlement are again available for awards under the Equity Plan.

No individual may receive awards for more than 500,000 shares in any calendar year.

Stock options

Under the Equity Plan, the Committee may grant options to purchase common stock at not less than fair market value on the date of grant. For purposes of the Equity Plan, the “fair market value” is the closing selling price of a share of our common stock as of 4:00 p.m. (New York, New York Time), as reported on the NYSE. These options may or may not qualify as incentive stock options under the Internal Revenue Code. The federal income tax treatment of incentive stock options is generally more favorable to optionees than the treatment accorded other options. At the same time, it is less favorable to EnPro because we generally will not receive a tax deduction with respect to these options. (See “— Federal income tax treatment” below.) Under current law, the maximum amount of incentive stock options that may be granted to an individual that are exercisable for the first time during any calendar year may not exceed $100,000 in aggregate fair market value.

The Equity Plan provides that, subject to certain limitations with respect to the price and term of stock options, the Committee will have the authority in its discretion to specify all other terms and conditions relating to options granted under the Equity Plan. The Committee may, in its discretion, grant options to the officers and other salaried, full-time employees of EnPro or our majority-owned subsidiaries (including directors who are also officers or employees, but not non-employee directors). The Committee may also determine at the time of the grant the term of each option, which may not exceed ten years from the date of grant, and may permit payment upon exercise to be made in common stock owned by the optionee, valued at the fair market value on the date of exercise, or other acceptable form of consideration equal in value to the option price.

The Equity Plan provides that no more than 1,000,000 shares of common stock may be issued pursuant to options awarded under the Equity Plan intended to qualify as incentive stock options.

Performance share awards

The Committee may award performance shares under the Equity Plan that are contingent upon the attainment of performance objectives. The permitted performance objectives listed in the Equity Plan are total sales, sales growth (with or excluding acquisitions), revenue-based measures for particular products, product lines or product groups, net income (before or after asbestos charges and/or other selected items), earnings per share of common stock (before or after asbestos and/or other selected items), pretax income (before or after asbestos charges and/or other selected items), consolidated operating income (pre or post-tax and before or after asbestos charges and/or other selected items), segment operating income (pre or post-tax and before or after asbestos charges and/or other selected items), earnings before interest and taxes (before or after asbestos charges and/or other selected items), earnings before interest, taxes, depreciation and amortization (before or after asbestos charges and/or other selected items), free cash flow (pre or post-tax and before or after asbestos charges and/or other selected items), asbestos-related cash outflows (or changes in asbestos-related cash outflow), new asbestos commitments (or changes in new asbestos commitments), return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax and before or after asbestos charges and/or other selected items), cash flow return on investments, total shareholder return, common stock price increases, total business return (before or after asbestos charges and/or other selected items), economic value added or similar “after cost of capital” measures, return on sales or margin rate, in total or for a particular product, product line or product group, working capital (or any of its components or related metrics), working capital improvement, market share, measures of customer satisfaction (including survey results or other measures of satisfaction), safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures), measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery and efficiency ratio and strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions or organization restructuring.

Performance share awards can be made in the form of phantom shares or common stock, as the Committee determines.

Restricted share awards

The Committee may award restricted shares under the Equity Plan, subject to conditions, if any, established by the Committee. These conditions may include continued service with EnPro or its subsidiaries. The Equity Plan provides that restricted share awards that are conditioned upon continued employment shall be conditioned upon continued employment for a minimum period of three years following the award, except in the case of death, disability or retirement or upon a change in control.

SARs

The Committee may award SARs under the Equity Plan. SARs confer on the participant the right to receive, upon exercise, the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR as determined by the Committee. The terms and conditions of the SAR are as determined by the Committee at the time the award is granted, however, each SAR may be settled only in shares of common stock, the grant price may be no less than the fair market value of a share of common stock on the date of grant, and the date on which an SAR expires, if not exercised, may not be later than ten years after the date of the grant.

Other awards to employees

The Equity Plan permits the Committee to make other types of awards to employees, the value of which are based in whole or in part on the value of common stock, in lieu of making such awards in common stock. These potential awards include stock units and phantom shares. The Committee may provide for these awards to be paid in cash, in common stock, or in a combination of both cash and common stock, and may establish the other terms and conditions of these awards.

Phantom share awards to directors

The Equity Plan authorizes the Committee to make grants of phantom shares to outside directors in its discretion. The Equity Plan defines an “outside director” as any director who is not and has not been within the previous five years an employee of EnPro or any of our subsidiaries. The members of the Committee, which administers the Equity Plan and which has authority to determine the amounts of awards of phantom shares, are all outside directors and are all eligible to receive awards of phantom shares under the Equity Plan.

Phantom shares granted to outside directors are fully vested upon grant. In the event a dividend is declared and paid on our common stock, each outside director receives a number of additional phantom shares equal to the aggregate amount of dividends the director would receive if the director’s phantom shares were actual shares of common stock, divided by the then current fair market value of our common stock. These dividend equivalent phantom shares are also vested upon grant. When an outside director leaves the board, we issue to the director one share of our common stock for each whole phantom share awarded to the director under the Equity Plan, plus cash for any fractional phantom share, based on the then current fair market value of our common stock.

Miscellaneous

The Committee has discretion to make any provisions it deems appropriate regarding the effect a participant’s termination of employment will have on the participant’s outstanding awards under the Equity Plan, and to make such rules and determinations as it deems appropriate in connection with a participant’s leave of absence or other change in employment status. In addition, the Committee has discretionary authority under the Equity Plan to permit a participant to receive or accrue dividends and other distributions made with respect to awards under the Equity Plan, other than awards of performance shares, on terms and conditions that it deems appropriate.

The Committee may require that any federal, state or local withholding tax requirements be satisfied by withholding shares of common stock.

Options and other awards granted under the Equity Plan will not be transferable other than by will or the laws of descent and distribution, or as the Committee approves.

The Equity Plan permits us to offer to exchange or buy out any previously granted award for a payment in cash, shares of common stock, other awards or property based on such terms and conditions as the Committee may determine, except that, without the approval of the shareholders, we may not amend or replace previously granted stock options or SARs in a transaction that constitutes a repricing. The Equity Plan defines repricing to be buying-out, for cash or shares, an outstanding option or SAR at a time when its exercise price exceeds the fair market value of the underlying stock, or (consistent with the meaning of repricing under Section 303A.08 of the Listed Company Manual of the NYSE) lowering the exercise price of an option or SAR after it is granted, taking any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying common stock in exchange for another option, SAR, restricted stock award or other equity of EnPro, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

In the event of a change in control of EnPro, all stock options, other than stock options awarded after December 2, 2015, will become immediately exercisable, and will remain exercisable for two years (or, if sooner, until such time as the options expire by their terms). In addition, the committee may make such other provisions with respect to other outstanding awards as it deems appropriate. A “change in control” generally is deemed to have occurred if:

•	any person, entity or group becomes the beneficial owner of 20% or more of either the common stock or the combined voting power of our outstanding securities (subject to certain exceptions);

•	there has been a change in the majority of EnPro’s directors that has not otherwise been approved by the directors;

•	a corporate reorganization occurs where our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	EnPro is liquidated or dissolved, or substantially all of its assets are sold (other than to a company with more than 70% of the outstanding common stock and combined voting power of which is held by the shareholders of EnPro, in substantially the same proportions as their holdings of EnPro securities prior to the sale).

The board of directors may amend the Equity Plan in its discretion, except that no amendment that increases the number of shares of stock subject to the Equity Plan may be made without the approval of our shareholders. In addition, no amendment may adversely affect any rights or obligations with respect to awards previously made unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules.

Term of the Equity Plan

No award under the Equity Plan may be made after February 24, 2026.

New plan benefits under the Equity Plan

It is not presently possible to determine the dollar value of award payments that may be made, or the individuals that may be selected for such awards, in the future under the Equity Plan with respect to the additional 925,000 shares. For information about awards of performance shares made in 2015 under the Equity Plan, see “Executive Compensation—Grants of plan-based awards.” The table below sets forth certain information as of December 31, 2015, with respect to the Equity Plan, which is the only compensation plan or arrangement (other than our tax-qualified plans) under which we have options, warrants or rights to receive equity securities authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	734,482	(1)	$35.96	(2)	222,780
Equity compensation plans not approved by security holders	—		—		—
Total	734,482	(1)	$35.96	(2)	222,780

(1)	Includes shares issuable under restricted share unit awards and performance shares awarded under the Equity Plan at the level paid for the 2013 — 2015 performance cycle and at the maximum levels payable for the 2014 — 2016 and 2015 — 2017 performance cycles.
(2)	The weighted average exercise price does not take into account awards of performance shares, phantom shares or restricted share units. Information with respect to these awards is set forth above under the captions “Corporate governance policies and practices —Director compensation” and “Executive compensation — Grants of plan based awards — LTIP awards.”

Federal income tax treatment

The following is a general summary of the current federal income tax consequences of the granting and exercise of stock options and of awards of common stock (including both performance shares and restricted stock), phantom stock, stock units and SARs under the Equity Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Equity Plan. Furthermore, the tax consequences of awards made under the Equity Plan are complex and subject to change, and some variation of the described rules may be applicable to any particular participant’s tax situation. The summary assumes in each case that there will be no violation of the new deferred compensation rules mentioned above, which would subject the affected participants to immediate taxation and penalties on unvested awards.

Incentive stock options

An employee who is granted an incentive stock option under the Equity Plan will not be subject to federal income tax upon the grant or exercise of the option. However, upon the exercise of an incentive stock option, the difference between the exercise price for the option and its fair market value on the date of exercise, which is commonly referred to as the spread, is a tax preference item that must be taken into account in determining the employee’s alternative minimum tax. If the employee disposes of the shares in the same year the option was exercised, there are no alternative minimum tax implications. Generally, the employee can recover any alternative minimum tax liability paid as a credit against ordinary income taxes owed in future years.

In the event of a sale of the shares received upon exercise of an incentive stock option after two years from the date of grant and one year after the date of exercise (which we refer to as the “Holding Period”), any appreciation of the shares received above the exercise price should be a capital gain. The current federal tax rate applicable to long-term capital gains is 15 percent.

We will not be entitled to a tax deduction with respect to the grant or exercise of an incentive stock option, or with respect to any disposition of such shares after the Holding Period. However, if shares acquired pursuant to the exercise of an incentive stock option are sold by the employee before the end of the Holding Period, the lesser of the difference between the fair market value of the acquired shares and the aggregate exercise price and any gain on the sale will be ordinary income for the taxable year in which the sale occurs. Income will be realized only to the extent the amount received upon sale exceeds the employee’s adjusted basis for the stock. We will be entitled to a tax deduction in the amount of the ordinary income realized by the employee.

Non-incentive stock options

An employee who is granted a stock option under the Equity Plan that is not an incentive stock option will not be subject to federal income tax upon the grant of the option and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of a non-incentive stock option, the spread or excess of the fair market value of the shares on the exercise date over the option price, will be considered compensation taxable as ordinary income to the employee. Because it is treated as compensation, the spread is subject to withholding of applicable payroll taxes. We may claim a tax deduction in the amount of the taxable compensation realized by the employee.

Common stock awards

Common stock awards made without restrictions are subject to federal tax to the recipient and are deductible to EnPro. Stock awards with restrictions (including both performance shares and restricted stock) will not be subject to federal tax upon grant and we will not be entitled to a tax deduction upon grant. When the restrictions lapse, the fair market value of shares free of restrictions will be considered compensation taxable as ordinary income to the employee and we generally may claim a tax deduction at the same time in the same amount.

Phantom stock, stock unit awards and SARs

A director or employee who is granted a phantom share, stock unit or SAR award under the Equity Plan will not be subject to federal tax upon the grant of the award and we will not be entitled to a tax deduction by reason of such grant. However, when common stock or cash is delivered to the participant pursuant to such an award, the participant will recognize ordinary income equal to the fair market value of the shares or cash delivered under the award, and we generally may claim a tax deduction at the same time in the same amount.

Vote required

Applicable rules of the NYSE require that the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan be approved by a majority of the votes cast on the proposal. Abstentions, which will be considered to be votes “cast,” will have the effect of a vote “Against” approval, and broker non-votes, which are not considered to be votes “cast,” will not count in determining the outcome.

The board of directors unanimously recommends that you vote “FOR” approval of the proposed amendment and restatement of our Amended and Restated 2002 Equity Compensation Plan.

Proposal 4 — Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2016

(Item 4 on the proxy card)

On February 23, 2016, the Audit Committee reappointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The board of directors agrees with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

The board of directors unanimously recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2016. We refer herein to PricewaterhouseCoopers as our “external auditors.” We understand that representatives of PricewaterhouseCoopers will be present at the annual meeting on May 4, 2016. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

An Audit Committee policy outlines procedures intended to ensure that it approves all audit and non-audit services prior to those services being provided to us by our external auditors. The policy requires the Audit Committee’s prior approval of a budget setting fees for all audit services to be performed during the upcoming fiscal year. It mandates the committee’s prior approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding approved cost levels. The policy allows the Audit Committee to delegate approval authority to one or more of its members (except for certain internal control-related services). A copy of the approval policy is available on our website at

www.enproindustries.com; click on “For Investors,” then “Corporate Governance,” then “Committees” and then “Audit and Risk Management Committee Pre-Approval Policy.”

Before approving services proposed to be performed by the external auditors, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service. Factors considered include familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The committee considers these factors as a whole. No single factor is necessarily determinative. The Audit Committee approved all audit, audit-related and non-audit services that PricewaterhouseCoopers performed in 2015 and 2014 in accordance with our policy.

Fees paid to external auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers for each of the past two years:

	2015	2014
Audit Fees	$1,901,600	$1,876,900
Audit-Related Fees(1)	10,600	13,000
Tax Fees(2)	18,375	20,000
All Other Fees(3)	2,000	2,000

Total Fees	$1,932,575	$1,911,900

(1)	Audit-Related Fees in 2015 and 2014 were incurred in connection with work performed in the review of compiled published financial information prepared to fulfill statutory audit requirements.

(2)	Tax fees in 2015 and 2014 were incurred in connection with research of applicable tax regulation in foreign jurisdictions.

(3)	All Other Fees in 2015 and 2014 consisted of a license fee for use of an online financial reporting research library.

Other matters

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

Shareholder proposals

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2017 annual shareholders’ meeting must ensure that our Secretary receives the proposal between January 4, 2017 and February 3, 2017 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from May 4, 2017). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•	the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;
•	the number of shares of each class of our common stock that these shareholders own; and

•	any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•	the name and address of the person or persons to be nominated;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•	the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2017 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before December 1, 2016. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2017 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Robert S. McLean

Secretary

March 31, 2016

PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR USING THE ENCLOSED PROXY CARD

ANNEX A

ENPRO INDUSTRIES, INC.

AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN

(2016 AMENDMENT AND RESTATEMENT)

1. Purpose. The purpose of this Plan is to promote the interests of the shareholders by providing stock-based incentives to selected employees and members of the Board of Directors (the “Board”) of EnPro Industries, Inc. (the “Company”) and of any subsidiary corporation of which more than 50% of the voting stock is owned, directly or indirectly, by the Company (“Company Subsidiary”) to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of the Company. In furtherance of this objective, stock options, performance shares, restricted shares, phantom shares, stock appreciation rights, common stock of the Company (“Common Stock”), and/or other incentive awards may be granted to selected employees (including members of the Board who are employees and/or officers) in accordance with the provisions of this Plan.

This Plan, as amended and restated in 2005, also provides for certain awards to members of the Board who are not employees or former employees of the Company or its subsidiaries within five years after their termination of employment (“Outside Directors”). The awards to Outside Directors are only in the form of phantom shares to be settled in shares of Common Stock. The awards of phantom shares to Outside Directors under this Plan replace awards that would have otherwise been granted under the EnPro Industries, Inc. Outside Directors’ Phantom Shares Plan (the “Phantom Shares Plan”). After the effective date of the 2005 amendment and restatement of this Plan, no further awards were made under the Phantom Shares Plan (although any outstanding awards under the Phantom Shares Plan continue to be administered and paid in accordance with, and subject to, the terms and conditions of the Phantom Shares Plan).

This amendment and restatement of the Plan is subject to the approval of the shareholders of the Company, and shall be effective as of the date on which it is approved by the shareholders of the Company.

2. Administration. This Plan is to be administered by the Compensation and Human Resources Committee or any successor committee (the “Committee”) of the Board. The Committee shall consist of at least three members who shall qualify as “independent directors,” as that term is defined under the listing standards of any national securities exchange or securities market on which the Common Stock is then listed or traded.

3. Authority of the Committee. The Committee shall have full power and authority, subject to and consistent with the provisions of this Plan, to construe, interpret and administer this Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding on all parties. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select eligible persons to participate in this Plan; to grant awards; to determine the type and number of awards, the dates on which awards may be exercised and on which the risk of forfeiture or deferral period relating to awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any award, whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, Common Stock, other awards, or other property, and other terms and conditions of, and all other matters relating to, awards; to prescribe documents evidencing or setting terms of awards (such award documents need not be identical for each participant), amendments thereto, and rules and regulations for the administration of this Plan and amendments thereto (including outstanding awards); to construe and interpret the Plan and award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

4. Delegation. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company the authority to make awards under this Plan with respect to not more than ten percent of the shares authorized under this Plan, pursuant to such conditions and limitations as the Committee may establish, except that only the Committee or a subcommittee comprised solely of two ore more “Non-Employee Directors” in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may make awards to participants who are subject to Section 16 of the Exchange Act.

5. Shares Available For This Plan. Subject to adjustments made pursuant to Section 21 hereof, the maximum number of shares of Common Stock that shall be available for delivery pursuant to the provisions of this Plan shall be equal to 6,150,000 shares of Common Stock. For purposes of calculating the number of shares of Common Stock available for delivery under this Plan, (i) the grant of a Performance Share Award (as defined in Section 10) or other unit or phantom share award shall be deemed to be equal to the maximum number of shares of Common Stock that may be issued under the award and (ii) where the value of an award is variable on the date it is granted, the value shall be deemed to be the maximum limitation of the award. Awards payable solely in cash will not reduce the number of shares of Common Stock available for awards granted under this Plan. Shares that are potentially deliverable under an award under the Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the participant will not be counted as delivered under the Plan and shall be available for awards under this Plan. Shares that have been issued in connection with an award under this Plan that is canceled, forfeited, or settled in cash such that those shares are returned to the Company shall be available for awards under this Plan. Shares that are issued or issuable under this Plan that are withheld from an award or separately surrendered by the participant in payment of any exercise price or taxes relating to such an Award shall be deemed to constitute shares delivered to the Participant and will not be available for future awards under this Plan. With respect to SARs (as defined in Section 13), all of the shares of Common Stock for which the SAR is exercised (that is, shares actually issued pursuant to a SAR, as well as shares that represent payment of the exercise price) will cease to be available for future awards under this Plan.

6. Limitation On Awards. Subject to adjustments made pursuant to Section 21 hereof, (a) no individual employee may receive awards under this Plan with respect to more than 500,000 shares in any calendar year, and (b) the maximum number of shares of Common Stock that may be issued pursuant to options designated as Incentive Stock Options (as defined in Section 9) shall be 1,000,000 shares.

7. Term. No awards may be granted under this Plan after February 24, 2026.

8. Eligibility. Awards under this Plan may be made to any salaried, full-time employee of the Company or any Company Subsidiary, and to Outside Directors, as provided in Section 15. Except as provided in Section 15, directors who are not full-time employees are not eligible to participate in this Plan.

9. Stock Options. The Committee may, in its discretion, from time to time grant to eligible employees options to purchase Common Stock, at a price not less than 100% of the fair market value of the Common Stock on the date of grant (the “option price”), subject to the conditions set forth in this Plan. The Committee, at the time of granting to any employee an option to purchase shares under this Plan, shall fix the terms and conditions upon which such option may be exercised, and may designate options as incentive stock options (“Incentive Stock Options”) pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or any other statutory stock option that may be permitted under the Internal Revenue Code from time to time, provided, however that (i) the date on which such options shall expire, if not exercised, may not be later than ten years after the date of grant of the option, (ii) the terms and conditions of Incentive Stock Options must be in accordance with the qualification requirements of the Internal Revenue Code and (iii) the provisions of any other statutory stock option permitted under the Internal Revenue Code must be consistent with applicable Internal Revenue Code requirements.

Within the foregoing limitations, the Committee shall have the authority in its discretion to specify all other terms and conditions relating to stock options, including but not limited to provisions for the exercise of options in installments, the time limits during which options may be exercised, and in lieu of payment in cash, the exercise in whole or in part of options by tendering Common Stock owned by the employee, valued at the fair market value on the date of exercise or other acceptable forms of consideration equal in value to the option price. The Committee may, in its discretion, issue rules or conditions with respect to utilization of Common Stock for all or part of the option price, including limitations on the pyramiding of shares.

10. Performance Share Awards. The Committee may make awards (“Performance Share Awards”) in Common Stock or phantom shares subject to conditions established by the Committee that may include attainment of specific Performance Objectives (as defined below). Performance Share Awards may include the awarding of additional shares upon attainment of the specified Performance Objectives. Any Performance Share Award which is conditioned upon attainment of specific Performance Objectives shall have a minimum performance period of one year, except in the case of death or disability and except as otherwise provided pursuant to Section 29.

11. Performance Objectives. Performance objectives that may be used under this Plan include total sales, sales growth (with or excluding acquisitions), revenue-based measures for particular products, product lines or product groups, net income (before or after asbestos charges and/or other selected items), earnings per share of Common Stock (before or after asbestos and/or other selected items), pretax income (before or after asbestos charges and/or other selected items), consolidated operating income (pre or post-tax and before or after asbestos charges and/or other selected items), segment operating income (pre or post-tax and before or after asbestos charges and/or other selected items), earnings before interest and taxes (before or after asbestos charges and/or other selected items), earnings before interest, taxes, depreciation and amortization (before or after asbestos charges and/or other selected items), free cash flow (pre or post-tax and before or after asbestos charges and/or other selected items), asbestos-related cash outflows (or changes in asbestos-related cash outflow), new asbestos commitments (or changes in new asbestos commitments), return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales (pre or post-tax and before or after asbestos charges and/or other selected items), cash flow return on investment, total shareholder return, Common Stock price increases, total business return (before or after asbestos charges and/or other selected items), economic value added or similar “after cost of capital” measures, return on sales or margin rate, in total or for a particular product, product line or product group, working capital (or any of its components or related metrics), working capital improvement, market share, measures of customer satisfaction (including survey results or other measures of satisfaction), safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures), measures of operating efficiency such as productivity, cost of non-conformance, cost of quality, on time delivery and efficiency ratio and strategic objectives with specifically identified areas of emphasis such as cost reduction, acquisition assimilation synergies, acquisitions or organization restructuring.

The performance objectives established by the Committee are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2). To the degree consistent with Section 162(m) of the Internal Revenue Code, or any successor section thereto (the “Code”), the Committee may adjust, modify or amend the above criteria, either in establishing any performance objective or in determining the extent to which any performance objective has been achieved. In particular, the Committee shall have the authority to make equitable adjustments in the criteria where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time an award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to remove the effect of charges for asbestos, (v) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time an award was made, and (vi) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing as determined in good faith by the Committee consistent with the principles set forth in section 162(m) of the Code and the regulations thereunder. Such adjustments may be made with respect to the performance of any subsidiary, division, or operating unit, as applicable, shall be made in a consistent manner from year to year, and shall be made in accordance with the objectives of the Plan and the requirements of Section 162(m) of the Code.

12. Restricted Shares. The Committee may make awards in Common Stock subject to conditions, if any, established by the Committee which may include continued service with the Company or its subsidiaries (“Restricted Share Awards”). Any Restricted Share Award which is conditioned upon continued employment shall be conditioned upon continued employment for a minimum period of three years following the award, except in the case of death, disability or retirement and except as otherwise provided pursuant to Section 29.

13. Stock Appreciation Rights. The Committee may, in its discretion, from time to time grant to eligible employees stock appreciation rights (“SARs”). A SAR shall confer on the participant to whom it is granted the right to receive, upon exercise thereof, the excess of (i) the fair market value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR as determined by the Committee. In no event shall the grant price be less than the fair market value of a share of Common Stock on the date of grant. The Committee, at the time of granting to any employee a SAR, shall fix the terms and conditions upon which such SAR may be exercised, provided, however that (i) the date on which such SAR shall expire, if not exercised, may not be later than ten years after the date of the grant of the SAR, (ii) each SAR may be settled only in Common Stock, and (iii) no such terms and conditions may cause this Plan or the SAR to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b).

14. Other Awards. The Committee may make awards to employees authorized under this Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of Common Stock, in lieu of making such awards in Common Stock (“Other Awards”). The Committee may provide for Other Awards to be paid in cash, in Common Stock, or in a combination of both cash and Common Stock, and may establish such other terms and conditions as in its discretion it deems appropriate, provided that no such terms and conditions may cause this Plan or any Other Award to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b).

15. Awards of Phantom Shares to Outside Directors.

(a) Awards. The Committee shall make a one-time grant of phantom shares, in an amount determined by the Committee, to each Outside Director upon his or her initial election to the Board. Thereafter, the Committee will make an annual grant of phantom shares to each Outside Director, in an amount and on terms determined by the Committee. In addition, from time to time, the Committee may, in its discretion, make grants of phantom shares to Outside Directors.

(b) Dividend Equivalents on Awards. Dividend equivalents will be accrued on all phantom shares granted under this Section 15. Upon the payment date of each dividend declared on the Company’s Common Stock, that number of additional phantom shares will be credited to each Outside Director’s award which has an equivalent fair market value to the aggregate amount of dividends which would be paid if the number of the Outside Director’s phantom shares were actual shares of the Common Stock. Dividend equivalents shall be vested at the time the dividend is paid.

(c) Vesting. Phantom shares granted under this Section 15 shall be fully vested upon granting.

(d) Payment. Upon termination of service of an Outside Director as a member of the Board (the “termination date”), the Company shall pay to the Outside Director all Phantom Shares credited to the Outside Director on the termination date in the form of one share of Common Stock for each whole phantom share, with cash for any fractional phantom share based on the fair market value of the Common Stock on the applicable date. The shares of Common Stock shall be paid and delivered as soon as administratively practicable after the termination date.

16. Deferred Awards. The Committee may permit recipients of awards to elect to defer receipt of such awards, either in cash or in Common Stock, under such terms and conditions that the Committee may prescribe; provided, however, that the Committee may permit recipients to elect to defer receipt of awards hereunder only to the extent that such deferral would not cause this Plan or such awards to fail to meet the requirements of Code Section 409A(a)(2), (3) or (4), to the extent applicable. The Committee may authorize the Company to establish various trusts or make other arrangements, in each case located in the United States, with respect to any deferred awards, provided that no such trust or arrangement may provide for assets to become restricted to the provision of deferred awards in connection with a change in the financial health of the Company or any of its subsidiaries.

17. Fair Market Value. For all purposes of this Plan the fair market value of a share of Common Stock shall be the closing selling price of Common Stock on the relevant date (as of 4:00 P.M. New York, New York Time) as reported on the New York Stock Exchange — Composite Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which such a sale was made. Fair market value relating to the exercise price or base price of any Non-409A Award (as hereinafter defined) shall conform to requirements under Code § 409A.

18. Exchange and Buy Out; Repricing. The Company may at any time offer to exchange or buy out any previously granted award for a payment in cash, shares of Common Stock, other awards or property based on such terms and conditions as the Company shall determine and communicate at the time that such offer is made. Notwithstanding anything in this Plan to the contrary, without the approval of the shareholders, the Committee shall not amend or replace previously granted stock options or SARs in a transaction that constitutes a repricing. For this purpose, the term “repricing” shall mean any of the following or any other action that has the same effect: (i) lowering the exercise price of an option or SAR after it is granted, (ii) buying-out an outstanding option or SAR at a time when its exercise price exceeds the fair market value of the underlying stock for cash or shares, or (iii) any other action that is treated as a repricing under generally accepted accounting principles, or (iv) canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying Common Stock in exchange for another option, SAR, Restricted Stock Award or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

19. Termination Of Employment. The Committee may make such provisions as it, in its sole discretion, may deem appropriate with respect to the effect, if any, the termination of employment will have on any grants or awards under this Plan; provided, however, that no such provisions may cause this Plan or any grants or awards hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

20. Assignability. Options and other awards granted under this Plan shall not be transferable by the grantee other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time.

21. Adjustments to Reflect Capital Changes.

(a) In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company), such as any merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee or the Board, in order to prevent dilution or enlargement of participants’ rights under the Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding awards, the purchase price for such shares, the number and kind of shares available for future issuance under the Plan, and other determinations applicable to outstanding awards. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) In addition, in the event that the Company is a party to a merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company, outstanding awards shall be subject to the agreement governing the transaction. Such agreement may provide, without limitation, for the continuation of outstanding awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such outstanding awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

22. Committee’s Determination. The Committee’s determinations under this Plan including without limitation, determinations of the employees to receive awards or grants, the form, amount and timing of such awards or grants, the terms and provisions of such awards or grants and the agreements evidencing same, and the establishment of Performance Objectives need not be uniform and may be made by the Committee selectively among employees who receive, or are eligible to receive awards or grants under this Plan whether or not such employees are similarly situated. The Committee may, with the consent of the participant, modify any determination it previously made.

23. Leave Of Absence Or Other Change In Employment Status. The Committee shall be entitled to determine whether any leave of absence taken by an employee or other change in employment status, such as a change from full time employment to a consulting relationship, shall constitute a termination of employment within the meaning of this Plan and shall further be entitled to make such rules, regulations and determinations as it deems appropriate under this Plan in respect of any such leave of absence or other change in employment status relative to any grant or award. Notwithstanding the foregoing, no such determination, rule or regulation by the Committee may cause this Plan or any grant or award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

24. Withholding Taxes. The Committee or its designee shall have the right to determine the amount of any Federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of Common Stock or other amounts which would otherwise be payable under this Plan.

25. Retention of Shares. If shares of Common Stock are awarded subject to attainment of Performance Objectives, continued service with the Company or other conditions, the shares may be registered in the employees’ names when initially awarded, but possession of certificates for the shares shall be retained by the Secretary of the Company for the benefit of the employees, or shares may be registered in book entry form only, in both cases subject to the terms of this Plan and the conditions of the particular awards.

26. Dividends and Voting. Subject to Section 15(b), the Committee may permit each participant to receive or accrue dividends and other distributions made with respect to awards (other than Performance Share Awards) under this Plan under such terms and conditions as in its discretion it deems appropriate, provided that such receipt or accrual does not cause this Plan or any award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4), to the extent applicable. With respect to shares actually issued, the Committee under such terms and conditions as in its discretion it deems appropriate, may permit the participant to vote or execute proxies with respect to such registered shares.

27. Forfeiture of Awards. Any awards or parts thereof made under this Plan which are subject to Performance Objectives or other conditions which are not satisfied, shall be forfeited.

28. Continued Employment. Nothing in this Plan or in any agreement entered into pursuant to this Plan shall confer upon any employee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such employee.

29. Change In Control. For purposes of this Plan, a “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the

Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

30. Effect Of Change In Control. In the event of a Change in Control, (a) options (other than options awarded after December 2, 2015) that are not then exercisable shall become immediately exercisable, and, notwithstanding any other provisions of this Plan or any award agreement, shall remain exercisable for no less than the shorter of (i) two years or (ii) the remainder of the full term of the option and (b) with respect to other awards under this Plan the Committee may make such provision as it deems appropriate in its discretion, provided that no such provision may cause this Plan or any award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

31. Compliance With Laws And Regulations. Notwithstanding any other provisions of this Plan, the issuance or delivery of any shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority, whether foreign or domestic, or any national securities exchange.

32. Certain Limitation on Awards to Ensure Compliance with Internal Revenue Code § 409A. Notwithstanding any other Plan provision, the terms of any 409A Award and any Non-409A Award, including any authority of the Committee and rights of the participant with respect to the award, shall be limited to those terms permitted under Code § 409A, and any terms not permitted under Code § 409A shall be automatically modified and limited to the extent necessary to conform with Code § 409A. For this purpose, other provisions of the Plan notwithstanding, the Committee shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code § 409A, and any distribution subject to Code § 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Code § 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section § 409A(a)(2)(B)(i). In the case of a 409A Award, a transaction shall constitute a “Change in Control” as defined in Section 29 only if such transaction would also constitute a ‘change of control’ under Code § 409A.

For purposes of this Plan, “409A Awards” means awards that constitute a deferral of compensation under Code § 409A and regulations thereunder. “Non-409A Awards” means awards other than 409A awards. For purposes of this Plan, options, SARs and Restricted Share Awards are intended to be Non-409A Awards.

33. Amendment. The Board may alter or amend this Plan, in whole or in part, from time to time, or terminate this Plan at any time; provided, however, that no such action shall adversely affect any rights or obligations with respect to awards previously made under this Plan unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules; and, provided, further, that no amendment which has the effect of increasing the number of shares subject to this Plan (other than as permitted in Section 21) shall be made without the approval of the Company’s shareholders.

34. Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any award document shall be determined in accordance with the laws of the State of North Carolina, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

35. Severability. If any provision of this Plan or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Plan and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

2016 Annual Meeting Notice

and Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees
01 Stephen E. Macadam 02 Thomas M. Botts 03 Felix M. Brueck 04 B. Bernard Burns, Jr. 05 Diane C. Creel
06 Gordon D. Harnett 07 David L. Hauser 08 John Humphrey 09 Kees van der Graaf
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2	On an advisory basis, to approve the compensation to our named executive officers as disclosed in the proxy statement;					☐	☐	☐
3	To approve the amendment and restatement of our Amended and Restated Equity Compensation Plan;					☐	☐	☐
4	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10-K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com.

ENPRO INDUSTRIES, INC. Annual Meeting of Shareholders May 4, 2016 11:30 am This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen E. Macadam, J. Milton Childress II and Robert S. McLean, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of EnPro Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at the company’s headquarters located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina on Wednesday, May 4, 2016, at 11:30 am or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The materials for the Annual Meeting can also be viewed at http://2016annualmeeting.enproindustries.com

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side